Exhibit 2.1
STOCK PURCHASE AND SALE AGREEMENT
By and Among
The Gary-Williams Company,
GWEC Holding Company, Inc.,
Gary-Williams Energy Corporation,
CVR Energy, Inc.
and
Coffeyville Resources, LLC
Dated November 2, 2011

STOCK PURCHASE AND SALE AGREEMENT
TABLE OF CONTENTS

i

EXHIBITS

EXHIBIT A	—	Form of Escrow Agreement
EXHIBIT B	—	Working Capital Adjustment Concepts
EXHIBIT C	—	Capital Expenditures
EXHIBIT D	—	Transition Services Agreement

SCHEDULES

SCHEDULE 3.2(d)	—	Conflicts
SCHEDULE 3.2(e)	—	Contract Conflicts
SCHEDULE 3.2(f)	—	Consents
SCHEDULE 3.2(g)	—	Capitalization
SCHEDULE 3.2(h)	—	Liens on Company Shares
SCHEDULE 3.2(j)(i)	—	Financial Statements
SCHEDULE 3.2(k)	—	Indebtedness
SCHEDULE 3.2(l)	—	Real Property
SCHEDULE 3.2(m)	—	Title and Condition of Assets
SCHEDULE 3.2(o)	—	Intellectual Property
SCHEDULE 3.2(p)	—	Material Contracts
SCHEDULE 3.2(q)(i)	—	Known Employment Policy Issues
SCHEDULE 3.2(q)(iii)	—	Other Known Labor Issues
SCHEDULE 3.2(q)(v)	—	Employment Investigations
SCHEDULE 3.2(r)	—	Litigation
SCHEDULE 3.2(s)	—	Environmental Compliance
SCHEDULE 3.2(t)	—	Disputed Tax Matters
SCHEDULE 3.2(u)	—	Changes and Events
SCHEDULE 3.2(v)	—	Compliance with Laws
SCHEDULE 3.2(x)	—	Insurance Policies
SCHEDULE 3.2(y)(A)	—	Employee Benefit Plans
SCHEDULE 3.2(y)(B)	—	2011 Performance Based Plan Participants
SCHEDULE 3.2(y)(vi)	—	Payments to Employees and Directors
SCHEDULE 3.2(z) SCHEDULE 3.2(aa) SCHEDULE 3.2(bb)	—	Otherwise Undisclosed Liabilities Brokers’ Fees Transactions with Related Persons
SCHEDULE 3.2(cc)	—	Bank Accounts and Powers of Attorney
SCHEDULE 3.2(dd)	—	Title Policies
SCHEDULE 3.2(ee)(i)	—	Government Contracts
SCHEDULE 3.2(ee)(ii)	—	Compliance with Government Contracts
SCHEDULE 3.2(ee)(iii)	—	Government Contract Issues
SCHEDULE 3.2(gg)	—	Gary-Williams Retail Solutions, Inc.
SCHEDULE 3.2(hh)	—	Capital Expenditures
SCHEDULE 4.1(e)(i)	—	Seller Guarantees
SCHEDULE 4.2(b)	—	Transactions Out of Ordinary Course
SCHEDULE 9.2	—	Specific Indemnification Matters

STOCK PURCHASE AND SALE AGREEMENT
     This STOCK PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into on November 2, 2011 (the “Signing Date”), by and among The Gary-Williams Company, Inc., a Delaware corporation (“Seller Parent”), GWEC Holding Company, Inc., a Delaware corporation (“Seller”), Gary-Williams Energy Corporation, a Delaware corporation (the “Company”), CVR Energy, Inc., a Delaware corporation (“Buyer Parent”), and Coffeyville Resources, LLC, a Delaware limited liability company (“Buyer”). Seller, Buyer, Seller Parent, Buyer Parent and the Company are each individually referred to herein as a “Party” and collectively as the “Parties.”
RECITALS
     WHEREAS, Seller owns ninety-six thousand, nine hundred shares of class A voting common stock, par value $0.01 per share, of the Company (the “Company Shares”), which represent 100% of the issued and outstanding shares of the capital stock of the Company; and
     WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Company Shares upon the terms and conditions set forth in this Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE 1
DEFINITIONS, INTERPRETATIONS AND EXHIBITS
Section 1.1 Certain Definitions. As used in this Agreement, these words or expressions have the following meanings:
     “2011 Performance Based Plan” means the Wynnewood Refining Company Salaried (Non-Union) Employee 2011 Bonus Plan.
     “Action” means any action, suit, claim, cross-claim, third-party claim, proceeding, indictment, investigation, judicial or administrative proceeding, grievance or arbitration brought or heard by or before a Governmental Authority.
     “Affiliate” means, with respect to any Person, any other Person that Controls, is Controlled by, or is under common Control with the first such Person.
     “Agreement” has the meaning given in the introductory paragraph of this Agreement.
     “Allocation Schedule” shall have the meaning set forth in Section 10.10.
     “Ancillary Documents” means the Transition Services Agreement, the Escrow Agreement and the other documents, agreements, instruments or certificates being executed and delivered in connection herewith or therewith and the transactions contemplated hereby and thereby.
     “Antitrust Laws” shall mean the Sherman Antitrust Act of 1890, 15 U.S.C. §§ 1 et. seq., the Clayton Antitrust Act of 1914, 15 U.S.C. §§ 12 et. seq., the HSR Act, the Federal Trade Commission Act of 1914, 15 U.S.C. §§ 41 et. seq., and all other federal, state and local statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
     “Authorized Capex” shall have the meaning set forth in Section 2.7(a)(ii).
     “Business Day” means a day other than Saturday or Sunday or any other day on which commercial banks are authorized or required by Law to be closed for business in New York City, New York.
     “Buyer” shall have the meaning set forth in the introductory paragraph of this Agreement.
     “Buyer Benefit Plans” shall have the meaning set forth in Section 4.1(d)(iv).
     “Buyer Indemnified Parties” shall have the meaning set forth in Section 9.2.
     “Buyer Obligations” shall have the meaning set forth in Section 12.17(b).
     “Buyer Parent” shall have the meaning set forth in the introductory paragraph of this Agreement.
     “Buyer Parent Guaranty” shall have the meaning set forth in Section 12.17(b).
     “Buyer Tax Return” shall have the meaning set forth in Section 10.1(a).
     “Cap Amount” shall have the meaning set forth in Section 9.4(b).
     “Capex Adjustment Amount” shall have the meaning set forth in Section 2.7(a).
     “Capital Expenditures” means capital expenditures as determined in accordance with GAAP.
     “Closing” shall have the meaning set forth in Section 7.1.
     “Closing Date” shall have the meaning set forth in Section 7.1.
     “Closing Date Payment Amount” shall have the meaning set forth in Section 2.5.
     “Closing Statement” shall have the meaning set forth in Section 2.7(a).
     “Code” means the Internal Revenue Code of 1986.
     “Commitment Letter” shall have the meaning set forth in Section 3.1(h).

     “Company” shall have the meaning set forth in the introductory paragraph of this Agreement.
     “Company Airplane” means the 2003 Cessna Model 560, Serial Number 560-0641, Registration N67GW, which is currently owned by the Company.
     “Company Airplane Debt” means any amounts owed pursuant to the Promissory Note and Aircraft Security Agreement, dated February 15, 2007, and all notes, guarantees, security agreements and related documentation executed and delivered by the Company or any of its Subsidiaries in connection therewith.
     “Company Disclosure Schedule” shall mean the Disclosure Schedule delivered in connection herewith. Any disclosure contained in one section of the Company Disclosure Schedule will be deemed to be disclosed in all sections of the Company Disclosure Schedule to the extent its relevance to such other sections is readily apparent.
     “Company Guarantees” shall have the meaning set forth in Section 4.2(c).
     “Company Intellectual Property” shall have the meaning set forth in Section 3.2(o).
     “Company Permits” shall have the meaning set forth in Section 3.2(w).
     “Company Properties” means all of the assets, rights, properties, sites and facilities owned, operated, leased, occupied or used by the Company or its Subsidiaries at any time, including the refinery, storage facilities and related pipelines of the Company and its Subsidiaries.
     “Company Shares” has the meaning given in the Recitals.
     “Confirmation Letter” shall have the meaning set forth in Section 2.4(a).
     “Contingent Worker” shall have the meaning set forth in Section 3.2(y)(ix).
     “Continuing Employees” shall have the meaning set forth in Section 4.1(d)(ii).
     “Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether oral or written.
     “Control” means the direct or indirect power affirmatively to direct the management and policies of a Person, whether through the ownership of voting securities, by agreement or otherwise. “Controls,” “Controlled” and “Controlling” shall have corresponding meanings.
     “Cost of Compliance” means all costs, Capital Expenditures, fees and expenditures of any kind associated with attaining or maintaining compliance with any Environmental Law and all costs, fees and expenditures of any kind required to obtain, renew or otherwise maintain any Environmental Permits, including Permits required to settle or resolve any alleged violation of any Environmental Law.

     “Creditor” and “Creditors” shall have the meanings set forth in Section 2.4(a).
     “Data Room” means the information posted by Seller and made available to Buyer via the virtual data room titled “Project Gold” hosted by IntraLinks at https://services.intralinks.com/ on the date that is two (2) days prior to the date hereof.
     “Debt Financing” shall have the meaning set forth in Section 3.1(h).
     “Debt Financing Sources” shall have the meaning set forth in Section 12.3.
     “De Minimis Threshold” shall have the meaning set forth in Section 9.4(a).
     “Disputed Matter” shall have the meaning set forth in Section 2.7(c).
     “Employee Benefit Plan” means any (a) “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, or (b) employment, consulting, retention, change in control, severance, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options, equity participation, hospitalization insurance, medical insurance, life insurance, scholarship or tuition reimbursement plans, programs, arrangements or agreements (y) pursuant to which the Company or any of its Subsidiaries have or could have any Liability, or (z) maintained by an Affiliate of the Company and in which any current or former employee of the Company or any of its Subsidiaries are entitled to participate, other than any plan, program, arrangement or agreement pursuant to which severance or retention benefits are offered to Transferred Company Employees by Seller or any of its Affiliates.
     “End Date” shall have the meaning set forth in Section 11.3(c).
     “Environment” means water, air, land, plants, humans and other animals living therein or thereon, including surface water, ground water, drinking water, surface or subsurface land strata, ambient air, and any natural resources (including fish, wildlife, and biota) therein or thereon, and improvements including sewers, septic systems, publicly owned treatment works, storm drains, waste treatment, storage or disposal systems or similar structures or systems that act as conduits to the Environment.
     “Environmental Conditions” means (i) the presence of any Hazardous Substance in or on the Company Properties; (ii) any Release or threat of Release of Hazardous Substances into the Environment from, on, or about the Company Properties; or (iii) any adverse effect on human health, safety or the Environment arising from any Release or threatened Release of Hazardous Substances from the Company Properties or from the Company’s operations Offsite, or from Hazardous Substances that the Company Released, treated, transported, stored, disposed of or arranged for the disposal of Offsite.
     “Environmental Laws” means any Laws (including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601 et. seq. (“CERCLA”); the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. § 11001, et seq.; the Superfund Amendments and Reauthorization Act of 1986, Pub. L. 99-499, 100 Stat. 1613; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901, et. seq.

(“RCRA”); the Hazardous and Solid Waste Amendments of 1984, 43 U.S.C. § 6901, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101, et seq.; the Clean Air Act, 42 U.S.C. § 7401; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et. seq.; the Oil Pollution Act, 33 U.S.C. § 2701 et. seq.; the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et. seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et. seq.; and the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et. seq., and any federal, state and local Laws implementing or comparable to the foregoing, as the same may be amended or supplemented from time to time), pertaining to: (1) pollution, protection, preservation or restoration of the Environment, (2) Releases or threatened Releases of Hazardous Substances into the Environment, (3) the use, storage, treatment, handling, distribution, transportation, or disposal of Hazardous Substances, (4) the exposure of any Person or property to Hazardous Substances; and/or (5) the preservation or protection of human health, safety or welfare.
     “Environmental Liabilities” means any and all Liabilities or Losses arising under Environmental Laws.
     “Environmental Permits” means all Permits issued pursuant to, arising under, based upon or pertaining to Environmental Laws.
     “Equity Securities” of any Person means any and all shares of capital stock, rights to purchase shares of capital stock, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) the equity (including common stock, preferred stock, phantom interests, and limited liability company, partnership and joint venture interests) of such Person, and all securities exchangeable for or convertible or exercisable into, any of the foregoing.
     “ERISA” means the Employee Retirement Income Security Act of 1974, Pub. L. 93-406, 88 Stat. 829, and the rules and regulations promulgated thereunder.
     “ERISA Affiliate” shall have the meaning set forth in Section 3.2(y)(iv).
     “Escrow Account” shall have the meaning set forth in Section 2.6(a).
     “Escrow Account Termination Date” shall have the meaning set forth in Section 2.6(b).
     “Escrow Agent” means Deutsche Bank Trust Company Americas or such other escrow agent reasonably acceptable to Buyer and Seller.
     “Escrow Agreement” shall have the meaning set forth in Section 2.6(a).
     “Escrow Amount” means $10,500,000.
     “Estimated Capex Adjustment Amount” shall have the meaning set forth in Section 2.7(a).
     “Estimated Working Capital” shall have the meaning set forth in Section 2.7(a)
     “FAR” shall have the meaning set forth in Section 3.2(ee)(ii).

     “Final Capex Adjustment Amount” shall have the meaning set forth in Section 2.7(c).
     “Final Statement” shall have the meaning set forth in Section 2.7(c).
     “Final Working Capital Amount” shall have the meaning set forth in Section 2.7(c).
     “Financial Statements” shall have the meaning set forth in Section 3.2(j).
     “Fundamental Representations” shall have the meaning set forth in Section 5.3(a).
     “GAAP” means United States generally accepted accounting principles as in effect and as may be updated from time to time.
     “Gary-Williams Retail Solutions, Inc.” means Gary-Williams Retail Solutions, Inc., a Delaware corporation.
     “Gary-Williams Retail Transfer” shall have the meaning set forth in Section 6.1(a).
     “Government Bid” shall have the meaning set forth in Section 3.2(ee)(i).
     “Government Contract” shall mean, with respect to or related to the businesses or operations of the Company and its Subsidiaries, (i) any prime contract, subcontract, basic ordering agreement, letter contract, purchase order, delivery order, task order, teaming agreement, cooperative agreement, grant, loan or other Contract, or a legally binding commitment thereunder or relating thereto between the Company or any of its Subsidiaries and any Governmental Authority and (ii) all bids and proposals made by the Company or any of its Subsidiaries which, if accepted, would lead to the foregoing.
     “Governmental Authority” means any national, federal, regional, state, local or other governmental agency, regulatory body, instrumentality, court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or other country or of any state, county, city or other political subdivision having governmental or quasi-governmental powers or any body entitled to exercise, any administrative, executive, judicial, legislative, police, or regulatory power of any nature.
     “GWEC Denver Equipment” shall have the meaning set forth in Section 4.3(d).
     “Hazardous Substance” means (a) any “hazardous substance,” as defined by CERCLA, (b) any “hazardous waste,” as defined by RCRA, or (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance including, but not limited to any pollutants, contaminants, chemicals or toxic, hazardous, dangerous or radioactive substances, materials or wastes that are regulated under Environmental Laws (including, asbestos, buried contaminants, regulated chemicals, flammable explosives, radioactive materials, polychlorinated biphenyls, petroleum and petroleum products and byproducts).
     “Hedging Contracts” shall have the meaning set forth in Section 3.2(k).

     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. § 18 et. seq. and the rules and regulations promulgated thereunder.
     “Income Tax Return” means any Tax Return with respect to an Income Tax.
     “Income Tax” means any Tax imposed on or measured by net income, profits, gains or similar items (including U.S. federal income tax).
     “Indebtedness” means (a) all indebtedness for the repayment of borrowed money, whether or not represented by bonds, debentures, notes or similar instruments, (b) all other indebtedness and obligations evidenced by bonds, debentures, notes or similar instruments, under loan agreements, security agreements, mortgages, deeds of trust, hedging agreements or letter of credit reimbursement agreements, (c) other commitments or obligations to assure against loss (including contingent reimbursement obligations with respect to letters of credit, bankers’ acceptances or similar instruments), (d) commitments (contingent or otherwise) to pay deferred purchase amounts for property or services, including all notes, earn-out payments, purchase price adjustment payments and non-competition payments, (e) guarantees or similar contingent liabilities with respect to any indebtedness, obligation, claim or liability of any other Person, and (f) all obligations as lessee under leases that are required to be recorded as capital leases in accordance with GAAP, assuming termination thereof, including, in each applicable case, all accrued and unpaid interest thereon.
     “Indemnification Threshold” shall have the meaning set forth in Section 9.4(a).
     “Indemnified Parties” shall have the meaning set forth in Section 9.3.
     “Indemnified Persons” shall have the meaning set forth in Section 4.1(c)(i).
     “Indemnifying Party” shall have the meaning set forth in Section 9.4(a).
     “Interim Balance Sheet” shall have the meaning set forth in Section 3.2(j).
     “Inventory” means all crude oil, feed stock, natural gasoline, natural gas liquids or other hydrocarbon inventory (including, without limitation, in process and finished products), all consumable chemicals, miscellaneous chemicals, precious metals, all inventories of precious metal catalysts, and additives, in each case that are owned by the Company and its Subsidiaries and used in, processed by, consumed in, or produced in connection with the business of the Company and its Subsidiaries, wherever located, including any such items in transit.
     “IRS” means the U.S. Internal Revenue Service.
     “Knowledge” means, with respect to any entity other than Seller or the Company, the actual knowledge, and not the constructive knowledge, of an executive officer or director or other similar senior representative of the entity.
     With respect to Seller or the Company, “Knowledge” means the actual knowledge, and not the constructive knowledge, of any of Sally Allen, Dave Younggren, Wayne Leiker, Darin Rains, Paul Rosswork and Ronald Williams; and, solely for the purposes of Section 3.2(s)

(Environmental Compliance), “Knowledge” shall also include Sidney Cabbiness, Joe Ballard and Don McGlothlin; and, solely for purposes of Section 3.2(t) (Tax Matters), “Knowledge” shall also include Sally Young; and, solely for the purposes of Sections 3.2(p) (Material Contracts) and 3.2(ee)(Government Contracts), “Knowledge” shall also include Phil Waters and Don Hamilton; provided, however, the term “Knowledge” with respect to Seller or the Company shall not include the actual knowledge of such individuals to the extent such knowledge is a result of information disclosed to such individuals by Buyer after the date hereof and prior to the Closing.
     “Labor Agreement” means the Agreement between Wynnewood Refining Company, Wynnewood, Oklahoma and the International Union of Operating Engineers AFL-CIO and its Local 351 with respect to Represented Employees.
     “Laws” means all laws, rules, regulations, ordinances, Orders, judgments and decrees imposed or implemented by a Governmental Authority, including the FAR and all federal, state and local government contractor equal opportunity and affirmative action obligations.
     “Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.
     “Liens” means liens, claims, pledges, rights of third-parties, voting agreements, voting trusts, proxy agreements, leases, licenses, security interests, mortgages, any other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, restrictions, rights of first refusal, encroachments or other burdens, options or encumbrances of any kind.
     “Losses” means any damages, losses, claims, Liabilities, demands, charges, Actions, penalties, costs and expenses (including court costs and reasonable attorneys’ fees and expenses incurred in investigating, preparing for and conducting any litigation or proceeding).
     “Marketing Period” means the first period of thirteen (13) consecutive Business Days (ending on or after January 20, 2012) throughout and at the end of which (A) Buyer shall have (1) the financial statements required to be delivered pursuant to Section 4.3(e)(i)(D) and (2) Required Comfort Information and (B) the conditions set forth in Section 5.1 and Section 5.3 (other than Section 5.3(e)) shall have been satisfied or waived (other than conditions that by their nature can only be satisfied at the Closing) and nothing shall have occurred and no condition shall exist that would cause any of the conditions set forth in Section 5.3 (other than Section 5.3(e)) to fail to be satisfied, assuming the Closing were to be scheduled for any time during such thirteen (13) consecutive Business Day period.
     “Material Adverse Effect” means, with respect to the Company, any result, occurrence, condition, fact, change, violation, event, discovery of information, circumstance, state of facts or effect that, individually or in the aggregate, (x) materially delays (except with respect to the conditions to Closing set forth in ARTICLE 5) or prevents the ability of Seller Parent, Seller, the Company or its Subsidiaries to perform its obligations under this Agreement or any of the Ancillary Documents or to consummate the transactions contemplated hereby or thereby, or (y) is materially adverse to the financial condition, business, properties, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole, provided, however, that in the case of clause (y), no Excluded Matter shall be taken into account in determining whether there has been a Material Adverse Effect. “Excluded Matter” means any one or more of the following, either alone or in combination with each other:
(1)	changes in economic or political conditions or the financing, banking, currency or capital markets in general;

(2)	changes in Laws or interpretations thereof or changes in accounting requirements or principles;

(3)	any change or effect that affects the oil and gas exploration and development, transportation and/or refining industries generally (including changes in commodity prices, general market prices and regulatory changes affecting such industries generally);

(4)	conduct by the Company or any of its Subsidiaries (i) in compliance with Section 4.2(b), or (ii) prohibited under Section 4.2(b) for which Buyer gave its prior written consent;

(5)	any action required to be taken under any Law or order of a Governmental Authority;

(6)	any existing Contract by which the Company or any of its Subsidiaries is bound;

(7)	other than for purposes of the representations and warranties set forth in Section 3.2(d) (No Conflict), Section 3.2(e) (No Contract Conflict), Section 3.2(o)(ii) (Intellectual Property), Section 3.2(y) (Employee Benefit Plans), and for purposes of the condition set forth in Section 5.3(a) to the extent that such condition relates to such representations and warranties, the negotiation, announcement, execution, pendency or performance of this Agreement or the transactions contemplated hereby, including losses or threatened losses of, or any adverse change in the relationship with, employees, customers, suppliers, financing sources, joint venture partners, licensors, licensees or others having relationships with the Company or any of its Subsidiaries, except in the case of this clause (7), to the extent resulting from the non-compliance with this Agreement by Seller, Seller Parent, the Company or any of its Subsidiaries or resulting from any of the Pre-Closing Transactions;

(8)	the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism;

(9)	solely for the purposes of Section 5.3(a)(ii), any information, fact, violation, occurrence, condition, change, event or effect that was included in the information contained in the Company Disclosure Schedules or contained in the Data Room, in each case, to the extent (x) of the adverse nature of such information, fact, violation, change, event or effect as of the date hereof (without regard to any subsequent developments related thereto after the date hereof) and (y) such adverse nature is readily apparent to a reasonable person as of the date hereof from the information contained in (and the placement of such information) the Data Room; and

(10)	any increase in the cost or reduction in availability of financing necessary for the Buyer to consummate the transactions contemplated hereby;
provided, that with respect to the matters covered by clauses (1), (2), (3), (5) and (8), the results, occurrences, conditions, facts, changes, violations, events or effects arising from such matters do not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the refining industry.
     “Material Contracts” shall have the meaning set forth in Section 3.2(p).
     “Neutral Accountant” shall have the meaning set forth in Section 2.7(c).
     “Non-Disclosure Agreement” shall have the meaning set forth in Section 4.1(a).
     “Non-Income Tax Return” means any Tax Return other than an Income Tax Return.
     “Non-Income Taxes” means any Tax other than an Income Tax.
     “Non-Represented Employees” shall mean non-union employees of Wynnewood Refining or the Company immediately prior to the Closing.
     “Notice of Disagreement” shall have the meaning set forth in Section 2.7(c).
     “Offsite” means any location other than the Company Properties.
     “Order” means any judgment, decision, order, writ, charge, injunction, stipulation, ruling, decree (unilateral or consent) or award by or of a Governmental Authority.
     “Party” and “Parties” shall have the meanings set forth in the introductory paragraph of this Agreement.
     “Payoff Amount” shall have the meaning set forth in Section 2.4(a).
     “Payoff Letter” shall have the meaning set forth in Section 2.4(a).
     “Permitted Lien” means (i) Liens for Taxes not yet delinquent or that are being contested in good faith through appropriate proceedings and for which there are adequate reserves reflected on the books and records of the Company to the extent required by GAAP; (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress and for which there are adequate reserves reflected on the books and records of the Company to the extent required by GAAP; (iii) workmen’s, repairmen’s, warehousemen’s, landlord’s and carriers’ Liens for which there are adequate reserves reflected on the books and records of the Company to the extent required by GAAP; (iv) imperfections of title and encumbrances that in the aggregate do not materially interfere with the present use of the property subject thereto or affected thereby; and (v) zoning, building and other applicable land use restrictions that are not violated by the existing improvements or the use of the property subject thereto or affected thereby.
     “Permits” shall mean all registrations, licenses, permits, franchises, certificates, waivers, approvals, authorizations, consents, decrees, qualifications, entitlements and Orders of Governmental Authorities.
     “Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency or political subdivision thereof).
     “Post-Closing Adjustment Amount” means the amount (which may be a positive or negative number) equal to (i) the Final Working Capital Amount less the Estimated Working Capital Amount, plus (ii) the Final Capex Adjustment Amount less the Estimated Capex Adjustment Amount.
     “Post-Closing Statement” shall have the meaning set forth in Section 2.7(b).
     “Pre-Closing Straddle Period” means the portion through the end of the Closing Date of any Straddle Period.
     “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.
     “Pre-Closing Transactions” shall have the meaning set forth in Section 6.1.
     “Pre-Closing Transaction Liabilities” means any obligation or Liability, including any Liabilities for Taxes, of the Company or any of its Subsidiaries arising out of or relating to the Pre-Closing Transactions or the ownership, operations, assets or Liabilities of Gary-Williams Retail Solutions, Inc., and the Company Airplane.
     “Purchase Price” shall have the meaning set forth in Section 2.2.
     “Purchase Price Deposit” shall have the meaning set forth in Section 2.3.
     “QSub” shall have the meaning set forth in Section 3.2(t)(vi).
     “Real Property” shall have the meaning set forth in Section 3.2(l).
     “Related Person” shall have the meaning set forth in Section 3.2(bb).
     “Release” means any emitting, spilling, seeping, leaking, escaping, leaching, discharging, injecting, pumping, pouring, emptying, dumping, disposing or releasing of a Hazardous Substance into or upon the Environment, or into or upon the Company Properties, or originating from Company Properties, and including the abandonment or discarding of barrels, containers, tanks or other receptacles containing or previously containing any Hazardous Substance.
     “Released Obligations” shall have the meaning set forth in Section 4.2(g).

     “Released Parties” shall have the meaning set forth in Section 4.2(g).
     “Releasing Parties” shall have the meaning set forth in Section 4.2(g).
     “Repayment Indebtedness” shall have the meaning set forth in Section 2.4(b).
     “Representatives” means, with respect to any Person, such Person’s Affiliates and their respective officers, directors, employees, shareholders, partners, members, agents, advisors and representatives and the heirs, executors, successors or assigns of the foregoing.
     “Represented Employees” shall have the meaning set forth in Section 4.1(d)(i).
     “Required Comfort Information” means drafts of customary “comfort” letters with respect to the financial statements delivered pursuant to Section 4.3(e)(i)(D) (including “negative assurance” comfort) from the independent auditors of the Company and its Subsidiaries, which such auditors are prepared to issue upon completion of customary procedures, each in form and substance customary for high yield debt securities offerings.
     “Revolving Loan Agreement” means that certain Loan and Security Agreement, dated as of November 13, 2009, by and among Wynnewood Refining, the Company, Seller, the financial institutions party thereto, as lenders, and Bank of America, N.A., as agent, as amended by that certain Letter Agreement, dated as of December 8, 2009, that certain Consent and First Amendment to Loan and Security Agreement, dated as of February 18, 2010, that certain Consent, Joinder and Second Amendment to Loan and Security Agreement, dated as of April 1, 2011, that certain Third Amendment to Loan and Security Agreement, dated August 19, 2011, and as further amended, modified or supplemented from time to time, and all notes, guarantees, mortgages, security agreements and related documentation executed and delivered by the Company or any of its Subsidiaries in connection therewith.
     “SEC” shall mean the U.S. Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.
     “Seller” shall have the meaning set forth in the introductory paragraph of this Agreement.
     “Seller Affiliates” shall have the meaning set forth in Section 4.2(i).
     “Seller Guarantees” shall have the meaning set forth in Section 4.1(e)(i).
     “Seller Indemnified Parties” shall have the meaning set forth in Section 9.3.
     “Seller Obligations” shall have the meaning set forth in Section 12.17(a).
     “Seller Parent” shall have the meaning set forth in the introductory paragraph of this Agreement.
     “Seller Parent Guaranty” shall have the meaning set forth in Section 12.17(a).

     “Seller Tax Return” shall have the meaning set forth in Section 10.1(a).
     “Signing Date” has the meaning given in the introductory paragraph of this Agreement.
     “Straddle Period” means any Tax period that includes (but does not end on) the Closing Date.
     “Subsidiary” shall mean, with respect to any Person, any corporation or other Person, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or other similar governing body of such corporation or other Person is directly or indirectly owned or Controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries. Notwithstanding anything in this Agreement to the contrary, no Person that is not Controlled by another Person shall be deemed to be a Subsidiary of such other Person. With respect to the Company, “Subsidiary” shall not include Gary-Williams Retail Solutions, Inc.
     “Tax Contest” shall have the meaning set forth in Section 10.2.
     “Tax Return” means any return, form, declaration, election, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment, collection, payment or refund of any Tax, including any amendment or supplement thereof.
     “Taxes” means (a) all U.S., federal, national, state, provincial, municipal, local, tribal and non-U.S. Taxes, including, without limitation, income, gross income, gross receipts, production, excise, employment, sales, use, transfer, ad valorem, value added, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, social insurance, employment, unemployment, occupational, disability, worker’s compensation, payroll, utility, windfall profit, customs duties, personal property, real property, registration, alternative or add-on minimum, estimated and other Taxes, duties, levies, fees or like charges of any kind whatsoever, including any interest, penalties or additions thereto, whether disputed or not; (b) any Liability to pay amounts due pursuant to clause (a) on behalf of another Person, including any predecessor, under any contract, reimbursement or indemnity agreement, as transferee, successor or otherwise; and (c) any Liability of any Person, including any predecessor, to pay amounts described in clause (a) by reason of Liability imposed under Treasury Regulations Section 1.1502-6 or any similar provision imposing Liability by reason of participation in a consolidated, combined, unitary or similar Tax Return or similar filing; and “Tax” means any one of them.
     “Term Loan Agreement” means that certain First Lien Term Loan Agreement, dated as of November 13, 2009, by and among Wynnewood Refining, the Company, Seller, the lenders from time to time party to the agreement and Deutsche Bank Trust Company Americas, as Administrative Agent, as amended by the First Amendment to Credit Agreement, dated as of February 12, 2010, and as further amended, modified or supplemented from time to time, and all notes, guarantees, mortgages, security agreements and related documentation executed and delivered by the Company or any of its Subsidiaries in connection therewith.

     “TGWC Tax Group” means Seller Parent and its Subsidiaries (including, for the avoidance of doubt, the Company and its Subsidiaries).
     “Third-Party Claim” shall have the meaning set forth in Section 9.8.
     “Title Insurance Policy” shall have the meaning set forth in Section 4.2(k).
     “Transaction Expenses” means all fees, costs and expenses incurred by the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement or any transaction or series of transactions similar to the transactions contemplated by this Agreement (whether incurred prior to or after the date hereof and whether incurred in connection with this Agreement or otherwise), including, without limitation, (i) fees and disbursements of counsel, financial advisors, and accountants, (ii) filing fees and expenses incurred by the Company in connection with any filing by the Company or its Affiliates with a Governmental Authority and (iii) all change of control, closing or signing bonuses and/or severance or retention or similar payments payable or benefits owing to any officer, director or employee of the Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement or any transaction or series of transactions similar to the transactions contemplated by this Agreement.
     “Transferred Company Employees” shall have the meaning set forth in Section 4.2(l).
     “Transition Services Agreement” shall have the meaning set forth in Section 4.3(d).
     “Treasury Regulations” means the temporary and final regulations promulgated under the Code.
     “Working Capital” shall have the meaning set forth in Section 2.7(a).
     “Wynnewood Refining” means Wynnewood Refining Company, a Delaware corporation.
     Section 1.2 Interpretation.
          (a) The table of contents contained in this Agreement is for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.
          (b) The definitions set forth or referenced in this Agreement apply equally to both the singular and plural forms of the terms defined.
          (c) Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation” or “but not limited to” or words of similar import.
          (d) The word “or” is not exclusive.
          (e) The words “herein,” “hereof” or “hereunder” and words of similar import refer to this Agreement (including the Exhibits and Schedules) in its entirety and not to any part hereof unless the context otherwise requires.

          (f) All references to Recitals, Articles, Sections, Exhibits and Schedules will be deemed references to Recitals, Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context otherwise requires.
          (g) References to the Parties include their respective successors and permitted assignees.
          (h) Unless the context otherwise requires, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions).
          (i) Any reference to a “day” or number of “days” (without the explicit qualification of “business”) will be interpreted as a reference to a calendar day or number of calendar days.
          (j) This Agreement will not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law.
          (k) The headings in this Agreement are included for convenience and do not affect the construction or interpretation of any provision of, or the rights or obligations of a Party under, this Agreement.
          (l) All accounting terms used in this Agreement shall be interpreted and all accounting determinations under this Agreement shall be made in accordance with GAAP.
ARTICLE 2
PURCHASE AND SALE; DEPOSIT; CLOSING
     Section 2.1 Purchase and Sale. Upon the basis of the representations and warranties, and subject to the terms and conditions hereof, (i) Seller agrees to sell, convey, transfer and deliver to Buyer at the Closing, all of the Company Shares, free and clear of any and all Liens, and (ii) Buyer agrees to purchase and accept from Seller at the Closing, all of the Company Shares.
     Section 2.2 Purchase Price. The aggregate purchase price for all of the Company Shares shall be $525,000,000 (the “Purchase Price”), as adjusted pursuant to Section 2.7.
     Section 2.3 Purchase Price Deposit. Concurrently with the execution and delivery of this Agreement, Buyer shall deposit with Seller $26,250,000 (the “Purchase Price Deposit”) by wire transfer of immediately available funds. From the Signing Date until the termination of this Agreement, in which case the Purchase Price Deposit shall be retained by Seller or repaid to Buyer in accordance with ARTICLE 11, or the Closing, Seller shall hold the Purchase Price Deposit in a separate account and segregated from, and may not be co-mingled with, any other funds of Seller or its Affiliates (including the Company and its Subsidiaries). The Purchase Price Deposit shall be credited against the amount to be paid by Buyer to Seller at the Closing as set forth in Section 2.5.

     Section 2.4 Term Loan Agreement, Revolving Loan Agreement and Company Airplane Debt.
          (a) As soon as practicable but no later than three (3) Business Days before the scheduled Closing Date, Seller shall deliver to Buyer (i) one or more letters reasonably satisfactory to Buyer (“Payoff Letters”), executed by an authorized representative of the creditor counterparties to each of the Term Loan Agreement, the Revolving Loan Agreement and the Company Airplane Debt (each such person shall be referred to as a “Creditor” and collectively the “Creditors”) and (ii) with respect to each Payoff Letter, a letter reasonably satisfactory to Buyer (the “Confirmation Letter”), executed by the chief financial officer of the Company confirming the Payoff Amount set forth in such Payoff Letters. Buyer hereby expressly agrees that all Indebtedness of the Company other than the Term Loan Agreement, the Revolving Loan Agreement and the Company Airplane Debt shall remain Indebtedness of the Company after the Closing Date and, except as otherwise set forth in this Agreement, neither Seller nor any of its Representatives shall have any further obligations with respect to such Indebtedness. Each Payoff Letter shall set forth the amount of money, including principal, interest, early retirement or prepayment fees and penalties of any kind that will be due and payable by the Company or its Subsidiaries to each of the Creditors for such Creditor’s Indebtedness owed by the Company or its Subsidiaries as of the Closing Date and an undertaking on the part of the Creditor to terminate, either at or immediately after the Closing, all Liens or other security interests securing such Creditor’s Indebtedness upon payment thereof (the “Payoff Amount”).
          (b) The aggregate amount owed in respect of the Indebtedness, including principal, interest, early retirement or prepayment fees and penalties of any kind that will be due and payable by the Company or its Subsidiaries, under the Term Loan Agreement, the Revolving Loan Agreement and/or the Company Airplane Debt, as applicable, to each Creditor executing a Payoff Letter (the “Repayment Indebtedness”) as reflected in the Payoff Letters shall be paid by Buyer (on behalf of the Company and its Subsidiaries) on the Closing Date to such Creditor by wire transfer of immediately available funds to an account designated by such Creditor and in the amount specified in each Payoff Letter or otherwise established with such Creditor. Buyer, Seller and the Company shall use commercially reasonable efforts, at Seller’s cost and expense, to obtain either at or immediately after the Closing Date the release of any personal guaranties made by Seller or any Affiliate thereof in respect of the Repayment Indebtedness and the release of any related Lien on the assets of Seller, the Company or any Subsidiary of the Company.
     Section 2.5 Payment. At the Closing, Buyer shall pay to Seller by wire transfer of immediately available funds to such account as Seller shall designate not later than three (3) Business Days prior to the Closing an amount equal to (i) the Purchase Price, plus (ii) the Estimated Working Capital calculated pursuant to Section 2.7(a), plus (iii) the Estimated Capex Adjustment Amount calculated pursuant to Section 2.7(a), minus (iv) the aggregate amount of the Repayment Indebtedness, minus (v) the Escrow Amount, minus (vi) the Purchase Price Deposit (such aggregate amount, the “Closing Date Payment Amount”).
     Section 2.6 Escrow Agreement.
          (a) On the Closing Date, Buyer and Seller shall enter into an escrow agreement with the Escrow Agent effective as of the Closing Date which shall be substantially in the form attached hereto as Exhibit A (with such reasonable changes thereto as shall be requested by the Escrow Agent) (the “Escrow Agreement”). On the Closing Date, Buyer shall deliver the Escrow Amount by wire transfer of immediately available funds to an account (the “Escrow Account”) to be designated and administered by the Escrow Agent in accordance with the terms of the Escrow Agreement to partially secure the indemnification rights of the Buyer Indemnified Parties as set forth in ARTICLE 9. The Escrow Amount shall be held by the Escrow Agent in accordance with the terms of the Escrow Agreement. The Parties agree that the Escrow Agent shall manage and disburse the contents of the Escrow Accounts in accordance with the terms and conditions of the Escrow Agreement and this Agreement. All costs, fees, charges and expenses assessed by the Escrow Agent to maintain the Escrow Accounts shall be borne one-half by Seller and one-half by Buyer.
          (b) The Escrow Agreement shall require that, on December 15, 2012 (the “Escrow Account Termination Date”), the Escrow Agent shall release, by wire transfer of immediately available funds to such account as Seller shall designate, such funds in an amount equal to the balance remaining in the Escrow Account, if any; provided, however, that if, on the Escrow Account Termination Date there remain claims for indemnification for which Buyer has provided notice to Seller pursuant to ARTICLE 9 that have not been (i) paid by the Escrow Agent, or (ii) resolved pursuant to (A) joint written instructions signed Buyer and Seller or (B) a final and binding judgment of a court of competent jurisdiction, then the amount that the Escrow Agent would otherwise be obligated to release to Seller on the Escrow Account Termination Date shall be decreased by the aggregate amount of such outstanding claims and the aggregate amount of such outstanding claims shall be retained by the Escrow Agent and held pursuant to the Escrow Agreement until the resolution of the matters relating to such unresolved claims. Buyer and Seller shall treat and report any funds disbursed to Seller from the Escrow Account as additional Purchase Price; provided, however, that to the extent required by Section 483 or Section 1274 of the Code, a portion of any such funds shall be treated and reported as interest for Tax purposes.
     Section 2.7 Estimates and Post-Closing Adjustment.
          (a) At least three (3) Business Days prior to the expected Closing Date, Seller shall deliver to Buyer a written statement (the “Closing Statement”) setting forth in reasonable detail Seller’s good faith estimate and calculation of (i) the Working Capital as of 11:59 p.m. Central Time on the Closing Date (the “Estimated Working Capital”), and (ii) the Capex Adjustment Amount (the “Estimated Capex Adjustment Amount”). The Working Capital as of 11:59 p.m. Central Time on the Closing Date reflected on the Closing Statement shall be determined in accordance with GAAP on a basis consistent with the same accounting policies and procedures used to prepare the Financial Statements (except as otherwise set forth in the definition of “Working Capital”); provided, however, that the value of any Inventory of the Company or its Subsidiaries shall be determined in accordance with the Working Capital Adjustment Concepts set forth on Exhibit B. The Capex Adjustment Amount reflected on the Closing Statement shall be calculated in accordance with the definition of “Capex Adjustment Amount.” If the Closing Statement is delivered prior to the final determination of the amounts payable by the Company and its Subsidiaries pursuant to the 2011 Performance Based Plan, for purposes of the Closing Statement, the aggregate amount payable by the Company and its Subsidiaries pursuant to the 2011 Performance Based Plan for the full 2011 year shall be determined based on reasonable projected estimates made in good faith by Seller and the Company in consultation with Buyer.
     (i) “Working Capital” means an amount (which may be positive or negative) equal to (1) the sum of the cash and cash equivalents, restricted cash, investments, accounts receivable (net of allowances), inventory (including spare parts and warehouse inventory, but only to the extent such spare parts and warehouse inventory are not obsolete) and prepaid expenses of the Company and its Subsidiaries on a combined basis, but, for avoidance of doubt, shall not include any accounts or notes receivables from, and any prepaid expenses paid to, Seller Parent or any of its Subsidiaries, minus (2) the sum of the current liabilities of the Company and its Subsidiaries on a combined basis, including, without duplication, the aggregate amount payable by the Company and its Subsidiaries pursuant to the 2011 Performance Based Plan for the full 2011 year (prorated for the number of days elapsed in 2011 prior to and including the Closing Date), but, for avoidance of doubt, shall not include (x) any of the Repayment Indebtedness repaid at the Closing pursuant to Section 2.4, or (y) any Liabilities of the Company or any of its Subsidiaries to Seller Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) being released by Seller Parent and Seller at or prior to the Closing.
     (ii) “Capex Adjustment Amount” means an amount (which may be positive or negative) equal to (1) the amount of Authorized Capex, minus (2) the aggregate of the amounts set forth on the schedule of Capital Expenditures attached as Exhibit C for the period commencing on November 1, 2011 and ending with the month in which the Closing occurs (prorated for the number of days elapsed in the case of the calendar month during which the Closing occurs). If the Closing is expected to occur after January 31, 2012, Seller shall deliver to Buyer, at least ten (10) Business Days prior to January 31, 2012, a supplement to Exhibit C reflecting the Seller’s reasonable, good-faith estimate of Capital Expenditures to be incurred in the ordinary course of business for February and March of 2012 (which estimate per month shall be no less than the Capital Expenditures contemplated by the projections provided by the Company to Buyer prior to the date hereof). Buyer shall be allowed to review such supplement and to the extent that Buyer has reasonable comments to such supplement, Seller and Buyer agree to work together in good faith to appropriately modify such supplement, which supplement as modified will be used for the purposes of this Agreement. Notwithstanding any provision in this Agreement to the contrary, if the absolute value of the Capex Adjustment Amount calculated in accordance with the prior sentence would be less than $50,000, the Capex Adjustment Amount shall be zero. “Authorized Capex” means Capital Expenditures made by the Company or any of its Subsidiaries during the period from November 1, 2011 through the Closing Date with respect to (1) to projects identified in the schedule of Capital Expenditures attached as Exhibit C or (2) projects proposed by the Seller following the Signing Date that are approved by the Buyer in writing (such approval not to be unreasonably withheld).
          (b) Within sixty (60) days following the Closing, Buyer shall prepare and deliver to Seller the “Post-Closing Statement” reflecting its calculation of (i) the Working Capital as of 11:59 p.m. Central Time on the Closing Date and (ii) the Capex Adjustment

Amount. The Working Capital as of 11:59 p.m. Central Time on the Closing Date reflected on the Post-Closing Statement shall be determined in accordance with GAAP on a basis consistent with the same accounting policies and procedures used to prepare the Financial Statements (except as otherwise set forth in the definition of Working Capital); provided, however, that the value of any Inventory of the Company or its Subsidiaries shall be determined in accordance with the Working Capital Adjustment Concepts set forth on Exhibit B. For avoidance of doubt, payments made by Buyer pursuant to this Agreement shall not be included in the Post-Closing Statement. The Post-Closing Statement shall show the difference, if any, between (i) the Estimated Working Capital and the Estimated Capex Adjustment Amount on the Closing Statement and (ii) the Working Capital as of 11:59 p.m. Central Time on the Closing Date and the Capex Adjustment Amount, as calculated by Buyer in the Post-Closing Statement.
          (c) Seller shall have thirty (30) days from the date of receipt to review the Post-Closing Statement, and during such time Buyer shall, and shall cause the Company and its Subsidiaries to, provide Seller and its Representatives reasonable access to the books and records of the Company and its Subsidiaries, and Buyer shall cause the Company and its Representatives to provide reasonable assistance to Seller, in connection with Seller’s review of the Post-Closing Statement. The Post-Closing Statement shall become final and binding on Seller and Buyer (in such instance, the “Final Statement”) unless Seller gives written notice to Buyer of its disagreement with respect to any matter contained therein (“Notice of Disagreement”) within thirty (30) days after the receipt thereof. Such Notice of Disagreement shall set forth with particularity an itemized list of the basis for any such objection(s). Buyer shall be deemed to have agreed with all items and amounts contained in the Post-Closing Statement, except as so specifically objected to in such Notice of Disagreement with particularity. For a period of fifteen (15) days after the delivery of the Notice of Disagreement, Seller and Buyer shall negotiate in good faith to resolve in writing all of the differences with respect to each matter specified in the Notice of Disagreement, in which case any such resolution shall be final and binding on the Parties (in such instance, the “Final Statement”). If, at the end of such fifteen (15) day period, Seller and Buyer have not resolved in writing all of the differences with respect to any such matter, then each unresolved matter (“Disputed Matter”), along with the Closing Statement, Post-Closing Statement, the Notice of Disagreement, and any supporting documentation with respect to such documents, shall be submitted to and reviewed by PricewaterhouseCoopers or, if PricewaterhouseCoopers is unavailable or unwilling to serve, such other independent public accounting firm as shall be agreed to by the Parties (the “Neutral Accountant”). Seller and Buyer shall deliver to such Neutral Accountant copies of schedules and documents which may be reasonably required by the Neutral Accountant to make its determination. The Neutral Accountant shall consider only the Disputed Matters and shall act promptly to resolve in writing all Disputed Matters, and its decisions with respect to the Disputed Matters shall be final and binding on each of Seller and Buyer; provided, however, that no such resolution of the Disputed Matters shall require payment of an amount greater than the highest amount or less than the lowest amount provided in writing for such resolution by either Seller or Buyer. The Neutral Accountant shall promptly notify Seller and Buyer of its resolution of the Disputed Matters and shall prepare a revised statement reflecting the resolution of all Disputed Matters promptly after such resolution (in such instance, the “Final Statement”) and shall deliver it to Seller and Buyer. The fees and expenses of the Neutral Accountant shall be paid one-half by Buyer and one-half by Seller. Each Party will bear the costs of its own counsel, witnesses (if any) and employees. Once the Final Statement has been determined in accordance with the provisions of this

Section 2.7(c), such calculation shall be final and binding for all purposes of this Agreement. The Working Capital or Capex Adjustment Amount set forth on any Final Statement as determined in accordance with this Section 2.7(c) is the “Final Working Capital Amount” or the “Final Capex Adjustment Amount”, as applicable.
          (d) Within ten (10) days after the Final Statement has been determined in accordance with the provisions of Section 2.7(c):
     (i) In the event that the Post-Closing Adjustment Amount is positive, Buyer shall pay, or cause to be paid, to Seller by wire transfer of immediately available funds to such account as Seller shall have designated prior to the Closing an amount equal to the Post-Closing Adjustment Amount; and
     (ii) In the event that the Post-Closing Adjustment Amount is negative, Seller shall pay, or cause to be paid, to Buyer by wire transfer of immediately available funds to such account as Buyer shall have designated prior to the Closing an amount equal to the Post-Closing Adjustment Amount.
     Section 2.8 Income Tax Treatment of the Sale; Allocation of Purchase Price. Buyer and Seller acknowledge that, under Section 1060 of the Code, the allocation of the Purchase Price must be reported to the IRS on Form 8594 for the tax period that includes the Closing Date. If Seller has provided Buyer with the certificate described in Section 7.2(b)(xii), Buyer shall not withhold any amount under Section 1445 of the Code from any payment of the Purchase Price due to Seller.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
     Section 3.1 Buyer’s Representations and Warranties. Buyer hereby represents and warrants to Seller and the Company the matters set forth in this Section 3.1.
          (a) Due Organization and Power. Buyer is a limited liability company duly formed, validly existing and in good standing, under the laws of the State of Delaware. Buyer Parent is a corporation duly incorporated, validly existing and in good standing, under the laws of the State of Delaware. Buyer has the requisite corporate power and authority to carry out the business in which it is engaged and to own and use the properties owned and used by it.
          (b) Due Authorization. Each of Buyer and Buyer Parent has all requisite limited liability company or corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a signatory and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Buyer and Buyer Parent of this Agreement and the Ancillary Documents to which it is or will be a signatory and the consummation by it of the transactions hereunder and thereunder has been duly and validly authorized by all requisite limited liability company or corporate action on the part of Buyer and Buyer Parent. This Agreement has been duly executed and delivered, and each of the Ancillary Documents to which Buyer or Buyer Parent will be a signatory has been, or will be, duly executed and delivered, by a duly authorized officer of Buyer or Buyer Parent, as applicable.

          (c) Enforceability. This Agreement constitutes, and each of the Ancillary Documents to which Buyer or Buyer Parent is or will be a signatory, when executed and delivered by it will constitute, the valid and legally binding obligations of Buyer or Buyer Parent, as applicable, enforceable against it in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.
          (d) No Conflict. Neither the execution, delivery and performance of this Agreement and the Ancillary Documents by Buyer and/or Buyer Parent, as applicable, nor the consummation by Buyer and Buyer Parent of the transactions contemplated hereby or thereby, will conflict with, violate or result in a breach of any of the terms, conditions or provisions of (i) Buyer’s limited liability company agreement or Buyer Parent’s certificate of incorporation and bylaws, or other organizational instruments, or (ii) assuming compliance with the HSR Act, any Law applicable to Buyer Parent or any of its Subsidiaries, including Buyer, or any of their respective properties or assets, or any Order, writ, injunction, judgment or decree of any Governmental Authority or any arbitration award applicable to Buyer Parent or any of its Subsidiaries, including Buyer, or any of their respective properties or assets, except, in each case, as would not, individually or in the aggregate, be reasonably expected to prevent or materially delay Buyer’s or Buyer Parent’s ability to perform its obligations under this Agreement or under any of the Ancillary Documents or consummate the transactions contemplated hereby or thereby.
          (e) No Contract Conflict. None of the execution, delivery or performance by Buyer and Buyer Parent of this Agreement or any Ancillary Documents to which Buyer Parent or Buyer is or will be a signatory, nor the consummation by Buyer or Buyer Parent of the transactions contemplated hereby or thereby will conflict with, result in a breach or violation of, or constitute a default (with or without notice or lapse of time, or both) under, any Contract to which Buyer Parent or any of its Subsidiaries, including Buyer, is a party or by which any of their respective properties or assets is bound, except in each case as would not, individually or in the aggregate be reasonably expected to prevent or materially delay Buyer’s or Buyer Parents’ ability to perform its obligations under this Agreement or the Ancillary Documents or consummate the transactions contemplated hereby or thereby.
          (f) No Litigation Conflict. There is no Action pending or, to Buyer’s Knowledge, threatened against or affecting Buyer Parent or any of its Subsidiaries, including Buyer, or any of their respective properties or assets, at Law or in equity, or before any Governmental Authority except as would not, individually or in the aggregate, be reasonably expected to prevent or materially delay Buyer’s or Buyer Parent’s ability to perform its obligations under this Agreement or the Ancillary Documents or consummate the transactions contemplated hereby or thereby.
          (g) Consents and Regulatory Approvals. Except as required by the HSR Act, applicable securities Laws and the rules of the New York Stock Exchange, no notice, filing, authorization, approval, Order or consent is required to be given, filed or obtained by Buyer Parent or any of its Subsidiaries, including Buyer, from any Governmental Authority or third-party in connection with the execution, delivery and performance by Buyer and Buyer Parent of this Agreement or any of the Ancillary Documents or the transactions contemplated hereby or thereby.
          (h) Financial Arrangements and Capacity. Buyer has delivered to Seller and the Company a financing commitment letter (the “Commitment Letter”) providing for debt financing in the amounts set forth therein (together with the offering or private placement of debt securities under Rule 144A of the Securities Act and any other debt financing entered into by Buyer in connection with the transactions contemplated by this Agreement, the “Debt Financing”). As of the date of this Agreement, (i) the Commitment Letter has not been amended or modified, and the commitments contained in the Commitment Letter has not been withdrawn or rescinded, and (ii) no event has occurred that (with or without notice, lapse of time, or both) would constitute a breach or default under the Commitment Letter. Assuming performance by the Company and Seller of their respective obligations under this Agreement, Buyer has no knowledge of any facts or circumstances that are reasonably likely to result in (i) any of the conditions set forth in the Commitment Letter not being satisfied or (ii) the funding contemplated in the Commitment Letter not being made available to Buyer. In addition to the funding contemplated in the Commitment Letter, Buyer intends to use financial resources otherwise available to it on the Closing Date, including, but not limited to, cash on hand, to fund the Purchase Price. Buyer has, and will at all times prior to Closing have, adequate funds available to it in the form of cash on hand, the financing contemplated by the Commitment Letter or otherwise to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder.
          (i) Solvency. No bankruptcy proceedings are pending or contemplated by or, to Buyer’s Knowledge, threatened against Buyer Parent or any of its Subsidiaries, including Buyer. Neither Buyer nor Buyer Parent is insolvent (in that both the fair value of its assets are not less than the sum of its debts and that the present fair saleable value of its assets are not less than the amount required to pay its probable liability on its debts as they become absolute and matured), and assuming that the representations and warranties of Seller and the Company contained in this Agreement are true and correct, at and immediately after the Closing, and after giving effect to the transactions contemplated by this Agreement, neither Buyer Parent nor Buyer will be insolvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured).
          (j) Access to Information. Buyer has been afforded the opportunity to discuss the business, condition, management and financial affairs of the Company and its Subsidiaries with its management, and the opportunity to review the properties, operations, liabilities, obligations, books, accounts, records, contracts and documents of the Company and its Subsidiaries.
          (k) Broker’s Fees. There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Buyer Parent or any of its Subsidiaries, including Buyer, who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with this Agreement and the transactions contemplated hereby and for which Seller or the Company could have any Liability.

     Section 3.2 Seller’s and the Company’s Representations and Warranties. Seller and the Company each hereby represent and warrant to Buyer the matters set forth in this Section 3.2.
          (a) Due Organization, Qualification and Power. Each of Seller Parent, Seller and the Company is a corporation duly incorporated, validly existing and in good standing, under the laws of the State of Delaware. Each of the Subsidiaries of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company and each of its Subsidiaries is qualified to do business in each jurisdiction in which the nature of its business or the ownership of its properties requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries has the requisite corporate power and authority to own or lease and to use its properties and assets and conducted its business as currently conducted.
          (b) Due Authorization. Each of Seller Parent, Seller and the Company has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a signatory and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller Parent, Seller and the Company of this Agreement and the Ancillary Documents to which it is or will be a signatory and the consummation by it of the transactions hereunder and thereunder has been duly and validly authorized by all requisite corporate action on the part of Seller Parent, Seller and the Company. This Agreement has been, and each of the Ancillary Documents to which Seller Parent, Seller or the Company is or will be a signatory, will be when executed, duly and validly executed and delivered by a duly authorized officer of Seller Parent, Seller or the Company, as applicable.
          (c) Enforceability. This Agreement constitutes, and each of the Ancillary Documents to which Seller Parent, Seller or the Company is or will be a signatory, when executed and delivered by it will constitute, the valid and legally binding obligations of Seller Parent, Seller or the Company, as applicable, enforceable against it in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.
          (d) No Conflict. None of the execution, delivery or performance of this Agreement and the Ancillary Documents by Seller Parent, Seller and/or the Company, as applicable, nor the consummation by Seller Parent, Seller and the Company of the transactions contemplated hereby or thereby, will conflict with, violate or result in a breach of any of the terms, conditions or provisions of (i) Seller Parent’s, Seller’s or the Company’s certificates of incorporation, bylaws or other organizational instruments, or (ii) assuming compliance with the HSR Act and other than as set forth on Schedule 3.2(d), any Law applicable to Seller Parent or any of its Subsidiaries, including Seller and the Company, or any of their respective properties or assets, or any Order, writ, injunction, judgment or decree of any Governmental Authority or any arbitration award applicable to Seller Parent or any of its Subsidiaries, including Seller and the Company, or any of their respective properties or assets, except in the case of clause (ii), as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect.
          (e) No Contract Conflict. Except as otherwise set forth on Schedule 3.2(e), none of the execution, delivery or performance by Seller Parent, Seller or the Company of this Agreement or the Ancillary Documents to which Seller Parent, Seller or the Company is, or will be, a signatory, nor the consummation by Seller Parent, Seller or the Company of the transactions contemplated hereby or thereby will (i) conflict with, result in a breach or violation of, or constitute a default (with or without notice or lapse of time, or both) or result in the creation of any Lien upon any of the Company Properties under, or the acceleration, relinquishment or modification of any rights or obligations of the Company or any of its Subsidiaries contained in, any Contract to which Seller Parent or any of its Subsidiaries, including Seller or the Company, is a party or by which any of their respective properties or assets is bound, or (ii) result in the creation of, or require the creation of, any Lien upon any shares of capital stock of the Company, except in each case as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect.
          (f) Consents and Regulatory Approvals. Except as otherwise set forth on Schedule 3.2(f) hereto, and, except as required by the HSR Act, no notice, filing, authorization, approval, Order or consent is required to be given, filed or obtained by Seller Parent or any of its Subsidiaries, including Seller and the Company, from any Governmental Authority or third-party in connection with the execution, delivery and performance by Seller Parent, Seller and the Company of this Agreement or any Ancillary Document or the transactions contemplated hereby or thereby.
          (g) Capitalization. The authorized capital stock of the Company consists of 150,000 shares of class A voting common stock, par value $0.01 per share, of which 96,900 shares are issued and outstanding; 150,000 shares of class B non-voting common stock, par value $0.01 per share, of which 0 shares are issued and outstanding; 4,000 shares of $1,200 preferred, voting, non-cumulative stock, par value $0.01 per share, of which 0 shares are issued and outstanding; 4,000 shares of $1,200 preferred, non-voting, non-cumulative stock, par value $0.01 per share, of which 0 shares are issued and outstanding; and 92,000 shares of undesignated preferred stock, par value $0.01 per share, of which 0 shares are issued and outstanding. For each of the Company’s Subsidiaries, Schedule 3.2(g) sets forth its name, its jurisdiction of organization, its authorized capital stock, and the number and type of its issued and outstanding shares of capital stock. Except as set forth in this Section 3.2(g), the Company is the sole record owner and is the beneficial owner of, and owns directly, free and clear of all Liens, all of the issued and outstanding shares of capital stock of each of its Subsidiaries. All of the issued and outstanding shares of capital stock of the Company and each of its Subsidiaries has been duly authorized and validly issued, and are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights. Except as set forth in this Section 3.2(g), there are no outstanding Equity Securities of the Company or any of its Subsidiaries and there are no rights to subscribe for or to purchase, or any agreements providing for the issuance (contingent or otherwise) of, or any calls against, commitments by or claims against the Seller Parent or any of its Subsidiaries, including Seller and the Company, of any character relating to, any Equity Securities of the Company or any of its Subsidiaries. None of Seller, the Company or any of its Subsidiaries is a party to any outstanding subscriptions, contracts to purchase capital stock or other securities, conversion privileges, options, warrants or rights of any kind, with respect to the purchase, sale or voting of any of the Equity Securities of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries owns any equity or other ownership interests in any entity, except that the Company owns all of the outstanding capital stock of Wynnewood Insurance Corporation, a Hawaii captive insurance company, and Wynnewood Refining, and, as of the date of this Agreement, owns all of the outstanding capital stock of Gary-Williams Retail Solutions, Inc.
          (h) Title to Company Shares. Except as otherwise set forth on Schedule 3.2(h), Seller is the direct record and beneficial owner of the Company Shares. Seller has good and valid title to the Company Shares, free and clear of any Lien, and has the right, power, authority and capacity to sell and transfer the Company Shares to Buyer in the manner provided herein, free and clear of any Lien. The Company Shares are not subject to any voting trust or voting agreement, nor is any proxy in effect with respect to any of the Company Shares. The Company Shares represent all of the issued and outstanding shares of capital stock of the Company of any class.
          (i) Certificate of Incorporation, Bylaws. The certificate of incorporation and bylaws of the Company and its Subsidiaries, as amended, have been made available to Buyer prior to the date of this Agreement for its inspection, are complete and correct, have not been amended further and are in full force and effect.
          (j) Financial Statements.
     (i) Attached as Schedule 3.2(j)(i) are (i) the audited consolidated balance sheets of the Company as of December 31, 2010, 2009 and 2008, together with the statements of operations, cash flows and shareholders’ equity of the Company for the twelve months ended December 31, 2010, 2009 and 2008, and the related notes thereto, (ii) the unaudited consolidated balance sheet of the Company as of June 30, 2011 (the “Interim Balance Sheet”), together with the statements of operations, cash flows and shareholders’ equity of the Company for the six (6) months ended June 30, 2011 and 2010, and the related notes thereto. All of the foregoing financial statements are collectively referred to herein as the “Financial Statements”. The Financial Statements (A) have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), (B) are consistent with the books and records of the Company and its Subsidiaries and (C) fairly present in all material respects the consolidated financial position of the Company as of the date thereof and the consolidated results of operations, cash flows and changes in financial position of the Company for the period presented therein; provided, however, that the Financial Statements as of, and for the six (6) months ended, June 30, 2011 are subject to normal year-end adjustments none of which, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect.
     (ii) The books and records of the Company, its Subsidiaries and Gary-Williams Retail Solutions, Inc. have been maintained in all material respects in accordance with sound business practices, including the maintenance of an adequate system of internal controls, and fairly and accurately reflect, in all material respects, on a basis consistent with past periods and throughout the periods involved, (i) the financial position of the Company, its Subsidiaries and Gary-Williams Retail Solutions, Inc. and (ii) all transactions of the Company, its Subsidiaries and Gary-Williams Retail Solutions, Inc. The Company and its Subsidiaries maintain a system of accounting and internal controls sufficient in all material respects to provide reasonable assurances that financial transactions are executed in accordance with the general and specific authorization of the management of the Company and its Subsidiaries. To Seller’s Knowledge, there are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information.
          (k) Indebtedness. Except as set forth in Schedule 3.2(k) and the Repayment Indebtedness, none of the Company or its Subsidiaries has any Indebtedness or any obligations (including any associated unrealized Losses) under, or associated with, any hedging, interest rate or currency protection, or swap agreements (“Hedging Contracts”).
          (l) Real Property. Schedule 3.2(l) sets forth all real property interests owned or leased by the Company or any of its Subsidiaries as of the date hereof (the “Real Property”), indicating whether such Real Property is owned or leased by the Company or its Subsidiaries. Except as set forth in Schedule 3.2(l) or as shown on any title policy listed on Schedule 3.2(dd), no Person other than the Company and its Subsidiaries has any right to use, occupy or lease any of the Real Property. The Company or one of its Subsidiaries, as applicable, have good, valid, marketable and insurable fee title to the Real Property owned by the Company or its Subsidiaries free and clear of any Liens, other than Permitted Liens and Liens securing the Repayment Indebtedness to be repaid at the Closing. The Company or one of its Subsidiaries has a valid leasehold interest in the Real Property leased by it, free and clear of all Liens, other than Permitted Liens and Liens securing the Repayment Indebtedness to be repaid at the Closing. There is no pending or, to the Knowledge of Seller or the Company, threatened condemnation, expropriation, eminent domain or similar proceeding affecting all or any part of the Real Property.
          (m) Title and Condition of Assets.
     (i) The Company or a Subsidiary of the Company has good and valid title to all tangible personal property and other assets reflected in the Interim Balance Sheet or acquired by the Company or any of its Subsidiaries after the date of the Interim Balance Sheet, other than properties and assets sold or otherwise disposed of in the ordinary course of business since the date of the Interim Balance Sheet. All such properties and assets are free and clear of Liens except for Permitted Liens and the Liens securing the Repayment Indebtedness to be repaid at the Closing.
     (ii) Except as otherwise set forth on Schedule 3.2(m), buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible property of the Company and its Subsidiaries (A) are adequate for the purpose for which they are being used, sufficient for the continued conduct of the business and operations of the Company and its Subsidiaries after the Closing in substantially the same manner as conducted prior to the Closing, and (B) constitute all of the tangible property and assets necessary to conduct the business and operations of the Company and its Subsidiaries as currently conducted.
          (n) Inventory. All Inventory of the Company or its Subsidiaries is of quality consistent in all material respects with the quality of the Inventory held or produced by the Company or its Subsidiaries in the ordinary course of business.
          (o) Intellectual Property.
     (i) Schedule 3.2(o) sets forth all material patents, trademarks, service marks, trade names, copyrights and applications therefor owned by or registered in the name of the Company or any of its Subsidiaries as of the date hereof (the “Company Intellectual Property”). The Company owns or has a valid license to use all of the Company Intellectual Property. Each item of the Company Intellectual Property is valid, subsisting and enforceable. To Seller’s Knowledge, none of the Company or any of its Subsidiaries is infringing, in any material respect, on any valid patent right, trademark, service mark, trade name or copyright of others, nor to Seller’s Knowledge, are any such material valid rights owned by the Company or any of its Subsidiaries being infringed upon by any other party in any material respect.
     (ii) The Company Intellectual Property constitutes all of the patents, trademarks, service marks, trade names and copyrights necessary for the conduct of the business of the Company and its Subsidiaries after the Closing in substantially the same manner as conducted prior to Closing, and the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not alter or impair the rights of the Company and its Subsidiaries with respect to the Company Intellectual Property.
     (iii) The Company has taken (and caused each of its Subsidiaries to take) commercially reasonable precautions to protect the confidentiality of its trade secrets and confidential information.
          (p) Material Contracts. Schedule 3.2(p) sets forth all Material Contracts of the Company and its Subsidiaries as of the date of this Agreement. A true and complete copy of each of the Material Contracts as of the date of this Agreement have been made available to Buyer prior to the date of this Agreement. Except as otherwise set forth on Schedule 3.2(p), the Material Contracts are in full force and effect, are valid, binding and enforceable against the parties thereto, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles. No material default by the Company or any of its Subsidiaries or, to Seller’s Knowledge, by the other contracting parties has occurred thereunder. To Seller’s Knowledge, no event, occurrence or condition exists which, with the lapse of time, or the giving of notice or both, would become a material default by the Company, any of its Subsidiaries or by the other contracting parties thereunder. Any Contract with respect to the Company Airplane or the Company Airplane Debt shall not be deemed to be a Material Contract. “Material Contracts” shall be defined as:

     (i) Joint venture agreements;
     (ii) Any Contract for Indebtedness or any Hedging Contract;
     (iii) Any Contract with a duration in excess of twenty-four (24) months unless terminable by the Company and/or its Subsidiaries (as the case may be) on no more than 90 days’ notice without penalty;
     (iv) Any Contract obliging the Company or any Subsidiary to source the entirety of its requirements for any product from a single supplier or to sell the entirety of its production of any particular commodity to a single off-taker;
     (v) Any Contract in the nature of a “take-or-pay-contract”;
     (vi) Any Contract that constitutes a lease or agreement under which the Company or any of its Subsidiaries is a lessee or lessor of real property;
     (vii) Any Contract of surety or guarantee of any obligation of any Person (other than the Company and its Subsidiaries);
     (viii) Any Contract that imposes material restrictions upon the ability of the Company or any of its Subsidiaries or any of their respective Affiliates from freely engaging in business anywhere in the world;
     (ix) Any Contract that contains a “most favored nations” clause or similar provision;
     (x) Any Contract under which (A) a Person (other than the Company, any of its Subsidiaries or any of their respective customers, directors, executive officers or Affiliates) is or was advanced or loaned by the Company or any of its Subsidiaries an amount exceeding $50,000 or (B) a director, executive officer or Affiliate of the Company or any of its Subsidiaries is or was advanced or loaned by the Company or any of its Subsidiaries any amount;
     (xi) Any Government Contract;
     (xii) Any Contract pursuant to which the Company made payments in excess of $500,000 during the nine-month period ended September 30, 2011, other than (1) spot contracts for the purchase or transportation of refinery feedstocks or the sale or transportation of refined products or refinery byproducts entered into at market-based prices, (2) Contracts under which goods or services are purchased by the Company or its Subsidiaries on an as-needed basis pursuant to one or more purchase orders delivered thereunder from time to time and which may be terminated on no more than 90 days’ notice without penalty, or (3) Contracts already listed on Schedule 3.2(p) pursuant to any other clause under the definition of “Material Contract”; and
     (xiii) Any indemnification agreement with an Indemnified Person.

          (q) Employees.
     (i) Except as otherwise set forth on Schedule 3.2(q)(i), the Company and its Subsidiaries have applied their employee policies, rules and regulations in a manner consistent in all material respects with applicable Law.
     (ii) Except for the Labor Agreement, none of the Company or any of its Subsidiaries is currently a party to any collective bargaining agreement with a labor union which will remain in effect after the Closing.
     (iii) No labor strike or material organized work stoppage against the Company or any of its Subsidiaries has occurred during the past two years, is currently occurring, or, to Sellers’s Knowledge, is threatened. Except as otherwise set forth on Schedule 3.2(q)(iii), none of the Company or any of its Subsidiaries has been involved in during the past three years, is currently involved in, or, to Seller’s Knowledge, is threatened with any material (A) labor dispute, grievance, or litigation relating to labor matters involving any of its employees, (B) charge of unfair labor practices or (C) discrimination complaint. To Seller’s Knowledge, no efforts are currently being made and no petition is being circulated or filed to organize any employees of the Company or any of its Subsidiaries for purposes of bargaining or otherwise negotiating with the Company or any of its Subsidiaries or to designate or certify any labor organization or other Person as bargaining agent or to hold any election relating to the foregoing.
     (iv) The Company and its Subsidiaries (A) are in compliance in all material respects with all Laws of Governmental Authorities respecting employment, employment practices, terms and conditions of employment, wages and hours, (B) have withheld all material amounts required by Law from the wages, salaries and other payments to employees, (C) are not liable for any material arrears of wages or any material penalty for failure to comply with any of the foregoing, and (D) except in the ordinary course of business, are not liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other legally mandated benefits for employees; provided, however, that the foregoing representation does not cover matters addressed in Section 3.2(y) (Employee Benefit Plans).
     (v) Except as otherwise set forth on Schedule 3.2(q)(v), to Seller’s Knowledge, there are no material pending investigations of the Company or any of its Subsidiaries by the Equal Employment Opportunity Commission, any state civil rights commission, or any other Governmental Authority responsible for investigation of worker complaints of discrimination. To Seller’s Knowledge, there are no material pending investigations of the Company or any of its Subsidiaries by the U.S. Department of Labor, any state department of labor, or the Occupational Safety and Health Administration.
          (r) Litigation. Except as otherwise set forth on Schedule 3.2(r), (i) there are (and during the three (3) years prior to the date hereof, there have been) no material Actions pending or, to Seller’s Knowledge, threatened against or affecting the Company or any of its Subsidiaries or any of the Company Property, at law or in equity, or before any Governmental Authority, and (ii) there are no material outstanding Orders to which the Company or any of its

Subsidiaries is subject, other than those applicable generally to the industry in which the Company and its Subsidiaries operate. There is no Action pending or, to Seller’s Knowledge, threatened against or affecting Seller Parent or any of its Subsidiaries, including Seller and the Company, or any of their respective properties, except as would not, individually or in the aggregate, be reasonably expected to prevent or materially delay Seller Parent’s, Seller’s or the Company’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby.
          (s) Environmental Compliance. Except as otherwise set forth on Schedule 3.2(s), to the Knowledge of Seller:
     (i) The Company and each of its Subsidiaries are (and since September 30, 2006, have been) in material compliance with all applicable Environmental Laws.
     (ii) The Company and its Subsidiaries are in compliance in all material respects with all applicable Environmental Permits, including expired Permits where the Company and its Subsidiaries are operating under a permit shield; no proceeding is pending or threatened to revoke its Environmental Permits and none of the Company and its Subsidiaries have received notice from any applicable Governmental Authority that: (A) any existing Environmental Permit will be revoked or not re-issued on the same or similar terms and (B) any pending application for any new Environmental Permit by the Company or any of its Subsidiaries or renewal of any existing Environmental Permit will be denied or (C) the permit holder is in violation of any Environmental Permit.
     (iii) There are no past or present facts, conditions or circumstances existing, or threatened, that would materially interfere with the Company and its Subsidiaries’ continued compliance with applicable Environmental Laws and Environmental Permits or give rise to any Environmental Liabilities or Environmental Losses.
     (iv) None of Seller, with respect to the Company and its Subsidiaries, or the Company or any of its Subsidiaries has received any findings or notices of violation, cessation order, notice of fine or penalty, notice of proposed assessment or other written notice from any Governmental Authority that Seller, with respect to the Company and its Subsidiaries, or the Company or any of its Subsidiaries, is not in compliance with any Environmental Laws or Environmental Permits and which relate to any matters or Environmental Conditions that are not, or have not been, fully resolved as of the date hereof.
     (v) There have been no Releases of Hazardous Substances by the Company or any of its Subsidiaries on, in, under, from or over the Company Properties as of the date hereof, except in accordance with a valid Environmental Permit or permit shield.

     (vi) None of the Company or any of its Subsidiaries has received notice from any Governmental Authority that it is a “potentially responsible party” under Section 107 of CERCLA that has not been or will not be resolved as of the Closing Date.
     (vii) There are no existing or threatened Actions, notices of violation, notices of potential responsibility or information requests resulting from, related to or arising under any Environmental Law (including any Actions for personal injury, property damage or injunctive relief relating to exposure to Hazardous Substances, including asbestos) that could reasonably be expected to result in material Environmental Liabilities or Costs of Compliance of the Company and its Subsidiaries taken as a whole; and there have been no Actions brought against or threatened against the Company or any of its Subsidiaries or any of their respective assets or businesses relating to exposure to asbestos or the creation or furtherance of or failure to abate or prevent any toxic torts.
     (viii) There are no Environmental Conditions, events, circumstances or facts that are reasonably likely to give rise to any material Environmental Liability or Environmental Losses, or cause the Company or any of its subsidiaries to incur any material Cost of Compliance, or other obligation under any Environmental Laws or Environmental Permits.
     (ix) All Hazardous Substances disposed of, treated or stored by the Company or any of its Subsidiaries on any Real Property have been disposed of, treated or stored, as the case may be, in compliance in all material respects with all applicable Laws (including Environmental Laws).
     (x) None of the Companies or any of its Subsidiaries has disposed of, transported, or arranged for the transportation of, any Hazardous Substances to any place or location (a) listed on the National Priorities List or any comparable list of state sites, or (b) in a manner that has given or is reasonably likely to give rise to material Environmental Liabilities upon the Company or any of its Subsidiaries.
     (xi) Seller has delivered or made available to Buyer true and complete copies of any third-party consultant’s reports commissioned by Seller pertaining to Environmental Conditions, Environmental Liabilities and/or Costs of Compliance at the facilities or relating to the Companies or any of its Subsidiaries and those environmental reports pertaining to material environmental issues submitted by the Companies or any of its Subsidiaries to Governmental Authorities pertaining to Environmental Conditions, Environmental Liabilities and/or Costs of Compliance at the Company Properties or relating to the Company or any of its Subsidiaries.
          (t) Tax Matters. Except as otherwise set forth on Schedule 3.2(t),
     (i) Seller Parent, Seller, the Company and each of the Company’s Subsidiaries have duly filed (or had duly filed on their behalf) all Tax Returns required to be filed by them (excluding, in the case of Seller Parent and Seller, any such Tax Return that is a Non-Income Tax Return that does not relate to Taxes attributable to the Company or any of the Company’s Subsidiaries), taking into account any validly obtained extensions of time to file, and all such Tax Returns were true, complete and correct in all material respects at the time of filing.
     (ii) All material Taxes owed by Seller Parent, Seller, the Company and each of the Company’s Subsidiaries (whether or not shown on any Tax Return) have been timely paid in full (excluding, in the case of Seller Parent and Seller, any such Taxes that are Non-Income Taxes that are not attributable to the Company or any of the Company’s Subsidiaries), other than Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the books and records of the Company and each of the Company’s Subsidiaries.
     (iii) None of the Company or any of its Subsidiaries is a party to any Tax sharing, indemnity, reimbursement or other similar agreement.
     (iv) There are no Liens for Taxes upon any properties or assets of the Company or any of its Subsidiaries other than Permitted Liens.
     (v) At all times since January 1, 2002, Seller Parent has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code and within the meaning of analogous state or local provisions in the jurisdictions in which Seller Parent files or has filed Income Tax Returns, except as set forth in Schedule 3.2(t), and each shareholder of Seller Parent required to consent has validly and timely consented to Seller Parent’s S corporation election.
     (vi) At all times since January 1, 2002, Seller has been treated for U.S. federal income tax purposes as a qualified subchapter S subsidiary (a “QSub”) within the meaning of Section 1361(b)(3) of the Code and within the meaning of analogous state or local provisions in the jurisdictions in which Seller Parent files or has filed Income Tax Returns, except as set forth in Schedule 3.2(t).
     (vii) At all times since January 1, 2002, the Company and each Subsidiary of the Company has been treated for U.S. federal income tax purposes as a QSub within the meaning of Section 1361(b)(3) of the Code and within the meaning of analogous state or local provisions in the jurisdictions in which Seller Parent files or has filed Income Tax Returns, except as set forth in Schedule 3.2(t).
     (viii) At no time since January 1, 2002, has a nonresident alien (as defined in Section 7701(b)(1)(B) of the Code) been a shareholder of Seller Parent.
     (ix) Schedule 3.2(t) lists each jurisdiction in which the Company or any of its Subsidiaries is required to file an Income Tax Return and whether the Company or such Subsidiary, as the case may be, is treated under the laws of such jurisdiction as a separate taxable entity for Income Tax purposes.
     (x) Schedule 3.2(t) lists (i) the approximate amount of any net unrealized built in gain (“NUBIG”), as such term is defined in Section 1374(d) of the Code, of each member of the TGWC Tax Group, that would be subject to tax under

Section 1374 of the Code upon a disposition of such member’s assets during the 2011 and 2012 taxable years and (ii) all transactions in which a member of the TGWC Tax Group recognized a material amount of NUBIG in connection with the disposition of any assets that are of a type described in Section 1374(d)(8) of the Code in a taxable year beginning after December 31, 2005.
     (xi) No member of the TGWC Tax Group is or has been subject to U.S. federal income tax in any taxable period beginning after December 31, 2005 by virtue of the application of the passive investment income rules under Section 1375 of the Code.
     (xii) Seller has provided Buyer access to all work papers in its possession or, to the Knowledge of Seller, in the possession of any other member of the TGWC Tax Group or, in their capacity as outside auditor of the TGWC Tax Group, Deloitte & Touche LLP and KPMG LLP, in each case, to the extent such work papers address the qualification of Seller Parent as an S corporation within the meaning of Sections 1361 and 1362 of the Code or the qualification of any of its Subsidiaries, including the Company, as a QSub within the meaning of Section 1361(b)(3) of the Code.
     (xiii) Each deficiency resulting from any audit or examination by any Governmental Authority with respect to Taxes owed by any member of the TGWC Tax Group has been timely paid in full to the extent that such audit or examination relates to a Tax for which the Company or any Company Subsidiary could be liable. Seller has made available to Buyer documents setting forth the dates of the most recent audits or examinations of each member of the TGWC Tax Group by any Governmental Authority in respect of U.S. federal and material state and local Taxes for all taxable periods for which the statute of limitation has not yet expired to the extent that such audit or examination relates to a material Tax for which the Company or any Company Subsidiary could be liable.
     (xiv) No Governmental Authority in any jurisdiction where the Company or any Subsidiary of the Company does not file Tax Returns has made a claim in writing that the Company or any Subsidiary of the Company is or may be subject to taxation by that jurisdiction.
     (xv) There are no unexpired agreements or waivers extending, or having the effect of extending, the statute of limitations applicable to the assessment of any material Taxes for which the Company or any of its Subsidiaries may be liable, and no member of the TGWC Tax Group has requested any extension of time within which to file any Tax Return reflecting Taxes for which the Company or its Subsidiaries may be liable, which Tax Return has not yet been filed. No audit or examination by any Governmental Authority is currently ongoing, is pending or, to the Knowledge of Seller, the Company or any Subsidiary, has been threatened in writing with respect to any Tax Return filed or required to be filed by the Company or any of its Subsidiaries. No assessment or any deficiency for any Tax of the Company or any of its Subsidiaries has been proposed in writing or, to the Knowledge of Seller, is pending.

     (xvi) Since January 1, 2002, neither the Company nor any Subsidiary of the Company (i) has been a member of an affiliated group filing consolidated Income Tax Returns under Section 1502 of the Code or any similar provision of state, local or foreign Law and (ii) has had any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law. Neither the Company nor any Subsidiary of the Company has any liability for Taxes of any Person as transferee or successor or otherwise.
     (xvii) The Company and each Subsidiary of the Company have substantially complied with all applicable Laws relating to the withholding of Taxes, have, within the time and in the manner prescribed by applicable Law, paid over to the appropriate Governmental Authority all such Taxes that were withheld for all periods, and have substantially complied in all respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.
     (xviii) Seller has made available to Buyer for inspection (i) complete and correct copies of all material Tax Returns of Seller Parent, Seller, the Company and each of the Company’s Subsidiaries for all taxable periods for which the applicable statute of limitations has not yet expired, to the extent, in the case of Seller Parent and Seller, that any such Tax Return that is a Non-Income Tax Return relates to Taxes attributable to the Company or any of the Company’s Subsidiaries and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information documents requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests, and any similar documents, submitted by, received by, agreed to by or on behalf of or otherwise relating to Seller Parent, Seller, the Company or any Subsidiary of the Company with respect to a taxable period for which the applicable statute of limitations has not yet expired to the extent, in the case of Seller Parent and Seller, that any such document relates to Taxes for which the Company or any Company Subsidiary could be liable.
     (xix) Schedule 3.2(t) sets forth each jurisdiction in which the Company or any Subsidiary of the Company joins, has joined or is or has been required to join for any open taxable period in the filing of any consolidated, combined or unitary Tax Return.
     (xx) No member of the TGWC Tax Group has ever constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a) of the Code with respect to a transaction described in Section 355 of the Code.
     (xxi) No member of the TGWC Tax Group has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(c)(3)(i)(A).
     (xxii) Neither Seller Parent nor Seller is a “foreign person” within the meaning of Section 1445 of the Code.

     (xxiii) None of the Company or any of its Subsidiaries will recognize any income or gain (whether or not deferred) with respect to, or as a result of, the Pre-Closing Transactions.
          (u) Absence of Changes or Events. Since December 31, 2010, (i) each of the Company and its Subsidiaries has conducted its businesses in the ordinary course and in a manner consistent with past practice, and (ii) no event has occurred which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 3.2(u) and except as expressly contemplated by this Agreement, since June 30, 2011, neither the Company nor any of its Subsidiaries has taken any actions or omitted to take any actions which, had such actions or omissions occurred after the date of this Agreement and prior to the Closing, would have breached any of the covenants contained in Section 4.2(b) (other than Section 4.2(b)(ix)).
          (v) Compliance with Laws. Except as otherwise set forth on Schedule 3.2(v) hereto, (i) the Company and each of its Subsidiaries, and at all times since September 30, 2008 have been in compliance, in all material respects with, all Laws applicable to their businesses, operations and assets and (ii) none of Seller Parent, Seller, the Company or any of their respective Affiliates has received any written notice of any material violation of any Laws by the Company or any of its Subsidiaries. To the Knowledge of Seller, none of Seller, the Company or any of its Subsidiaries is under investigation with respect to the violation or potential violation of any Laws. The representations set forth in this Section 3.2(v) shall not apply to environmental matters (which are addressed in Section 3.2(s)), tax matters (which are addressed in Section 3.2(t)) or employee benefit matters (which are addressed in Section 3.2(y)).
          (w) Licenses, Permits and Approvals. The Company and each of its Subsidiaries possess all material Permits necessary for the conduct of their respective businesses and operations and ownership and use of the Company Properties (the “Company Permits”). The Company and its Subsidiaries are in compliance in all material respects with the Company Permits, no proceeding is pending or threatened to revoke any of the Company Permits, and none of the Seller Parent, Seller, the Company and its Subsidiaries have received notice from any applicable Governmental Authority that: (A) any existing Company Permit will be revoked or not re-issued on the same or similar terms, (B) any pending application for any new Company Permit by the Company or any of its Subsidiaries or renewal of any existing Company Permit will be denied, or (C) the permit holder is in violation of any Company Permit. None of the Company or any of its Subsidiaries is subject to regulation by the Federal Energy Regulatory Commission.
          (x) Insurance. Schedule 3.2(x) sets forth all policies of fire, liability, business interruption, or other material forms of third-party insurance maintained in respect of the Company or any of its Subsidiaries or any of the Company Properties, including the name of the insurer, the nature and the amount of coverage and the annual premiums with respect thereto and indicates the extent to which such policies will be available to the Company and its Subsidiaries after the Closing. Schedule 3.2(x) also sets forth all bonds, including reclamation bonds, currently in force with respect to the Company and its Subsidiaries and the Company Properties or its operations issued in the name of the Company or any of its Subsidiaries. None of Seller, the Company or any of their respective Affiliates has received any notice during the current policy period of an increase in premiums with respect to, or cancellation or non-renewal of, any of its insurance policies, and none of Seller, the Company or any of the Company’s Subsidiaries has made any material claim against an insurance policy as to which the insurer is denying coverage or defending the claim under a reservation of rights. The Company and its Subsidiaries are not in default in any material respect under any insurance policy maintained by any of them.
          (y) Employee Benefit Plans.
     (i) Schedule 3.2(y)(A) lists all Employee Benefit Plans. With respect to each Employee Benefit Plan, the Company has made available to Buyer, true and complete copies of, to the extent applicable: (i) each plan document (or, if not written, a written summary of its material terms) and any proposed amendments, (ii) all summary plan descriptions, (iii) the two most recent annual reports (Form 5500 series or equivalent if required under applicable law), including all exhibits and attachments thereto, (iv) the most recent determination or opinion letter, if any, issued by the IRS and any pending request for such a letter, (v) any material correspondence with, and all non-routine filings made with any Governmental Authority and (vi) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto. For all purposes of this Agreement, an employee is a “current” employee if such individual is then actively at work, on long or short-term disability leave, workers’ compensation leave or approved leave of absence or is otherwise entitled to return to active employment with the Company or its Subsidiaries pursuant to any applicable Law or regulation or pursuant to the terms of any contract or collective bargaining or similar agreement. Each Employee Benefit Plan has been maintained and administered in compliance, in all material respects, with applicable Laws and in accordance with its terms. There are no pending or, to the Knowledge of Seller, threatened claims or litigation with respect to any Employee Benefit Plan, other than ordinary and usual claims for benefits by participants and beneficiaries. Schedule 3.2(y)(B) sets forth (i) the maximum aggregate amount payable pursuant to the 2011 Performance Based Plan and (ii) a list of the individuals eligible to receive the performance based awards issued thereunder.
     (ii) All contributions which are due from the Company or any of its Subsidiaries under any Employee Benefit Plan have been paid to each such Employee Benefit Plan or accrued in accordance with the past practice of the Company or such Subsidiary and generally acceptable accounting principles. All premiums have been paid when due with respect to each Employee Benefit Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA).
     (iii) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS as to its qualification, and to Seller’s Knowledge, nothing has occurred that could reasonably be expected to adversely affect such qualification.
     (iv) None of the Company or any of its ERISA Affiliates has incurred or is reasonably expected to incur any Liability under Title IV of ERISA that has not been satisfied in full. “ERISA Affiliate” means a corporation which is or was at any time a member of a controlled group of corporations with the Company within the meaning of Section 414(b) of the Code, a trade or business which is under common control with the Company within the meaning of Section 414(c) of the Code, or a member of an affiliated service group with the Company within the meaning of Sections 414(m) or (o) of the Code.
     (v) Neither the Company or any of its Subsidiaries or Seller, nor, to the Knowledge of Seller, any other “disqualified person” or “party in interest” as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively, have engaged in any transaction in connection with any Employee Benefit Plan that would reasonably be expected to result in the imposition of a material penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA, or a Tax pursuant to Section 4975(a) of the Code.
     (vi) Except as set forth on Schedule 3.2(y)(vi), neither the execution and delivery of this Agreement or any of the Ancillary Documents nor the consummation of the transactions contemplated hereby and thereby (either alone or upon the occurrence of any additional or subsequent events) will (i) result in any payment becoming due to any current or former employee or director of the Company or any of its Subsidiaries, (ii) increase any benefits under any Employee Benefit Plan,(iii) result in the acceleration of the time of payment, vesting or funding of, or other rights in respect of, any benefits under any Employee Benefit Plan, or (iv) result in any payment or benefit that will or may be made by the Company or its Subsidiaries that may be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.
     (vii) Except as set forth on Schedule 3.2(y)(vii), no Employee Benefit Plan provides for medical, life, or other welfare benefits to any former or current employee or director of the Company or any of its Subsidiaries, or any spouse or dependent of any such person, beyond retirement or other termination of employment (other than as required under Code Section 4980B, or similar state law).
     (viii) Each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code and that is subject to Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder during the respective time periods in which such operational or documentary compliance has been required.
     (ix) None of the Company or any of its Subsidiaries has any material liability with respect to any misclassification of any person as an independent contractor, temporary employee, leased employee or any other servant or agent compensated other than through reportable wages (as an employee) paid by Company or any of its Subsidiaries (each, a “Contingent Worker”) and, to the Knowledge of the Company, no Contingent Worker has been improperly excluded from any Employee Benefit Plan.
          (z) No Undisclosed Liabilities. The Company and its Subsidiaries have no Liabilities, except for (a) Liabilities reflected on the face of the liabilities section of the Interim

Balance Sheet, (b) Liabilities under agreements, contracts, commitments, licenses or leases that are not required to be reflected on financial statements prepared in accordance with GAAP or the notes thereto, (c) Liabilities that have been incurred after the date of the Interim Balance Sheet in the ordinary course of business that individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, and (d) Liabilities set forth on Schedule 3.2(z).
          (aa) Brokers’ Fees. Except for (i) Persons whose fees and expenses will solely be the obligation of Seller and (ii) those Persons listed on Schedule 3.2(aa), none of Seller, the Company or any of their respective Affiliates has retained any broker, investment banker or other Person entitled to any commission or similar compensation in connection with this Agreement or the transactions contemplated by this Agreement.
          (bb) Transactions with Related Persons. Except as set forth on Schedule 3.2(bb), none of Seller Parent, nor any employee, officer or manager of Seller Parent, the Company or any of the Company’s Subsidiaries, or any of its, his or her Affiliates or, in the case of any individual, any member of his or her immediate family (each, a “Related Person”) (i) is, or during the past three (3) years was, a party to any Contract or transaction (other than employment, severance or benefit arrangements or plans disclosed pursuant to Schedule 3.2(y)(A)) with the Company or any of its Subsidiaries, (ii) owes any amount to the Company or any of its Subsidiaries nor does the Company or any of its Subsidiaries owe any amount to, or has the Company or its Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of any Related Person (other than travel or other business expense items incurred in the ordinary course of business), (iii) owns any property or right, tangible or intangible, that is used by the Company or any of its Subsidiaries, or (iv) is a party to any Action against the Company or any of its Subsidiaries.
          (cc) Bank Accounts; Powers of Attorney. Schedule 3.2(cc) sets forth a true and complete list of (a) all bank accounts or safe deposit boxes under the control or for the benefit of the Company or any of its Subsidiaries, (b) the names of all persons authorized to draw on or have access to such accounts and safe deposit boxes and (c) all outstanding powers of attorney or similar authorizations granted by Seller, the Company or any of its Subsidiaries.
          (dd) Title Policy. Schedule 3.2(dd) sets forth a complete and correct list of (i) the surveys of Real Property owned by the Company or any of its Subsidiaries and (ii) the title policies in favor of the Company or any of its Subsidiaries issued by a nationally recognized title insurance company covering Real Property owned by the Company or any of its Subsidiaries to the extent in Seller’s possession, and, to the extent in Seller’s possession, copies of all documents referenced as exceptions to title in any such title policy, if any. Seller has delivered or made available to Buyer true and complete copies of the items identified on Schedule 3.2(dd) prior to the Signing Date.
          (ee) Government Contracts.
     (i) Schedule 3.2(ee)(i) sets forth a correct and complete list of all Government Contracts held by the Company and its Subsidiaries as of the date hereof. Schedule 3.2(ee)(i) sets forth a correct and complete list of each unexpired bid or proposal made to any Governmental Authority for which an award has not been issued, which, if accepted or awarded, would lead to a Government Contract (“Government Bid”).
     (ii) Except as set forth on Schedule 3.2(ee)(ii), with respect to each Government Contract and Government Bid: (A) the Company and each of its Subsidiaries have complied in all material respects with the terms and conditions of such Government Contract or Government Bid, and the requirements of all applicable Laws (including the Federal Acquisition Regulation (“FAR”)); (B) no Governmental Authority, prime contractor, subcontractor or other Person has notified the Company or any of its Subsidiaries that the Company or any of its Subsidiaries has breached or violated any applicable Law pertaining to such Government Contract or Government Bid; (C) no written termination for convenience, termination for default, cure notice or show cause notice pertaining to any Government Contract or Government Bid is in effect or has been threatened; and (D) no cost incurred or invoice rendered by the Company or any of its Subsidiaries has been disallowed (and neither the Company nor any of its Subsidiaries has any reason to believe that any cost or invoice will be disallowed).
     (iii) Except as set forth on Schedule 3.2(ee)(iii), since June 1, 2005: (A) to Seller’s Knowledge, none of the personnel of the Company or any of its Subsidiaries has been debarred or suspended from doing business with any Governmental Authority; (B) there have not been any, and there exist no, (1) material outstanding claims against the Company or any of its Subsidiaries arising under or relating to any Government Contract or Government Bid; (2) criminal allegations under the False Statements Act (18 U.S.C. § 1001) or the False Claims Act (18 U.S.C. § 287) or comparable state laws; and (3) disputes between, the Company or any of its Subsidiaries and any Governmental Authority under the Contract Disputes Act, or any other federal or state law or between the Company or any of its Subsidiaries and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Bid; (C) none of the personnel of the Company or any of its Subsidiaries have been under administrative, civil or criminal investigation, or indictment by any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid, and neither the Company nor its Subsidiaries has conducted or initiated any internal investigation or made a disclosure to any Governmental Authority, with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid; (D) the internal systems, practices and procedures for estimating costs and pricing proposals and accumulating, recording, segregating, reporting and invoicing costs of the Company and its Subsidiaries are in compliance in all material respects with their respective obligations under the applicable Government Contracts, including, where applicable, U.S. Government Cost Accounting Standards, and have not been determined by any Governmental Authority or prime contractor not to be in compliance in all material respects with any applicable Law; (E) neither the Company or any of its Subsidiaries nor, to Seller’s Knowledge, any of the personnel of the Company or its Subsidiaries (1) has made any disclosure to any Governmental Authority pursuant to any voluntary disclosure agreement or the FAR mandatory disclosure provisions or (2) has evidence of a violation of federal criminal law involving the fraud, conflict of interest, bribery, or gratuity provisions found in Title 18 of the U.S. Code, a violation of the civil False Claims Act, or a significant overpayment in connection with the award, performance, or closeout of any Government Contract; or (3) has conducted an internal investigation with respect to any such matter; and (F) neither the Company or any of its Subsidiaries nor, to Seller’s Knowledge, any of the personnel of the Company or its Subsidiaries has factual knowledge that would provide a reasonable basis for or otherwise give rise to a claim for fraud (as such concept is defined under the state or federal laws of the United States) under the civil or criminal False Claims Acts against the Company, the Company’s Subsidiaries or any of their respective subcontractors, in connection with any Government Contract or Government Bid.
     (iv) To the Seller’s Knowledge, none of the Company or its Subsidiaries is party to (i) any Contract with a prime contractor directly relating to a Contract between such prime contractor and a Governmental Authority or (ii) any Contract with an upper-tier subcontractor directly relating to a Contract between the ultimate prime contractor for such upper-tier subcontractor and a Governmental Authority.
          (ff) No FERC Jurisdictional Facilities. None of Seller, Seller Parent, the Company, or any of the Company’s Subsidiaries or Affiliates owns or operates any pipeline facilities that are subject to the jurisdiction of the Federal Energy Regulatory Commission.
          (gg) Gary-Williams Retail Solutions. Schedule 3.2(gg) sets forth a summary of the assets held or owned by Gary-Williams Retail Solutions, Inc. and all Liabilities and Contracts to which Gary-Williams Retail Solutions, Inc. is party to or otherwise bound. None of the Company’s revenues since January 1, 2010 have been derived from Gary-Williams Retail Solutions, Inc.
          (hh) Capital Expenditures. Schedule 3.2(hh) sets forth the amounts of Capital Expenditures made by the Company and its Subsidiaries on a monthly basis for the period commencing on July 1, 2011 and ending on September 30, 2011.
ARTICLE 4
COVENANTS AND AGREEMENTS
          Section 4.1 Covenants and Agreements of Buyer. Buyer further covenants and agrees that:
          (a) Confidentiality. The provisions of the Non-Disclosure Agreement, dated as of January 6, 2010, as amended, between Buyer, Parent and the Company (the “Non-Disclosure Agreement”) shall survive the execution and delivery of this Agreement and shall apply to any information regarding the Company or any of its Subsidiaries disclosed to or obtained by Buyer, any of its Affiliates or any of their respective Representatives in connection with the transactions contemplated hereby, subject to the last sentence of this Section 4.1(a); provided that Buyer and Buyer Parent shall be permitted to disclose information about the Company or its Subsidiaries, after reasonable consultation with Seller, (i) direct or indirect financing sources or potential direct or indirect financing sources in connection with the Debt

Financing, and/or (ii) as required in connection with filings by Buyer or Buyer Parent with the SEC (including the filing of a Current Report on Form 8-K by Buyer Parent on or prior to the Closing Date disclosing the financial and other information of the Company included in any offering documents created in connection with the Debt Financing), or as required to be made in order to comply with any applicable Law or any listing agreement with, or the rules or regulations of, any securities exchange on which securities of a Party or any of its Affiliates are listed or traded. Without limiting the obligations of any Party pursuant to the Non-Disclosure Agreement, in the event that the contemplated transactions under this Agreement are not consummated for any reason, Buyer will promptly, upon the request of Seller or the Company, deliver to Seller a certification that all Confidential Information (as defined in the Non-Disclosure Agreement) disclosed to or obtained by Buyer, its Affiliates or their respective Representatives has been destroyed or returned to Seller, subject to customary exceptions (and provided that information disclosed in connection with Buyer and Buyer Parent’s seeking Debt Financing need not be destroyed or returned). The terms of the Non-Disclosure Agreement shall expire upon the Closing.
          (b) References to Seller. Subject to the provisions of Section 4.3(c) (Publicity), Section 4.3(e) (Financing) and any applicable Law, each of the Company and Buyer agrees to consult in advance, with respect to all references to Seller, any of its Affiliates (other than the Company and its Subsidiaries), any of their respective assets, liabilities, businesses or operations, or any of their respective Representatives or to any of the transactions contemplated by this Agreement that are to be contained in any publicly filed or released document, any document filed with any Governmental Authority or in any financing or other offering memorandum (whether or not publicly filed). The provisions of this Section 4.1(b) shall apply prior to, as of and following the Closing Date and this Section 4.1(b) shall survive the Closing or the termination of this Agreement. Notwithstanding the foregoing, once the transaction or information related thereto has been publicly disclosed once, no consultation shall be required to disclose the same or similar information again at another time.
          (c) Continuing Officer and Director Indemnification.
     (i) Buyer agrees to cause the Company to ensure, and the Company immediately following the Closing shall ensure, that all rights to indemnification and advancement of expenses now existing in favor of any individual who, at or prior to the Closing Date, was a director or officer of the Company or any of its Subsidiaries or who, at the request of the Company or any of its Subsidiaries, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, the “Indemnified Persons”), as provided in the respective governing documents and indemnification agreements to which the Company or any of its Subsidiaries is a party, shall survive the Closing and shall continue in full force and effect for a period of not less than six (6) years from the Closing Date and the indemnification agreements and the provisions with respect to indemnification and limitations on liability set forth in such charters and by-laws shall not be amended, repealed or otherwise modified (unless required by law) in a manner that is adverse to any such Person; provided, that in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification and advancement of expenses in respect of any such claim or claims shall continue until final disposition of any and all such claims.
     (ii) The obligations of Buyer and the Company under this Section 4.1(c) shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any Indemnified Person to whom this Section 4.1(c) applies without the consent (which consent shall not be unreasonably withheld or delayed) of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 4.1(c) applies shall be third-party beneficiaries of this Section 4.1(c), each of whom may enforce the provisions of this Section 4.1(c)).
     (iii) In the event Buyer, the Company or any of their respective successors or assigns (A) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (B) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall assume all of the obligations set forth in this Section 4.1(c). The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any current or former officer or director of the Company and its Subsidiaries is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the rights provided for in this Section 4.1(c) are not prior to, or in substitution for, any such claims under any such policies.
     (iv) Nothing in this Section 4.1(c) shall require Buyer or the Company to indemnify any Indemnified Person hereunder for any Losses for which Seller has agreed to indemnify Buyer pursuant to this Agreement or the Ancillary Documents, including Section 9.2.
          (d) Employees.
     (i) Buyer shall cause the Company or its Subsidiaries to provide employment to all employees who are represented by the International Union of Operating Engineers AFL-CIO and who remain employees of Wynnewood Refining immediately prior to the Closing (the “Represented Employees”) on the terms and subject to the conditions set forth in the Labor Agreement, as amended from time to time.
     (ii) Buyer shall, at least ten (10) Business Days prior to the Closing Date, provide Seller with a list of the Non-Represented Employees employed directly by the Company whom Buyer intends to retain for a period on and following the Closing Date. Any such employees that elect to continue employment with the Company following the Closing Date, together with all Non-Represented Employees employed directly by Wynnewood Refining, are referred to herein as “Continuing Employees”.

     (iii) During the period commencing at the Closing Date and ending on the date which is twelve (12) months from the Closing Date, Buyer shall, and shall cause the Company to provide the Continuing Employees with (A) base salary or hourly wages which are no less than the base salary or hourly wages provided by Wynnewood Refining to such employees immediately prior to the Closing, (B) target bonus opportunities, if any, which are no less than the target bonus opportunities provided by Wynnewood Refining to such employees immediately prior to the Closing and (C) employee benefits that are no less favorable in the aggregate than those provided by Wynnewood Refining, to such employees immediately prior to the Closing. Notwithstanding the foregoing, Seller hereby expressly acknowledges that Buyer may terminate the employment of any Continuing Employee at any time with or without cause.
     (iv) With respect to any employee benefit plan maintained by Buyer or its Subsidiaries (collectively, “Buyer Benefit Plans”) in which any Continuing Employee will participate effective as of the Closing, Buyer shall, or shall cause the Company or Wynnewood Refining, as the case may be, to recognize all service of the Continuing Employees with Wynnewood Refinery or the Company, as applicable, as if such service were with Buyer, for vesting and eligibility purposes in any Buyer Benefit Plan in which such Continuing Employee may be eligible to participate after the Closing; provided, however, that such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits, (y) such service was not recognized under the corresponding Employee Benefit Plan the Continuing Employees was covered under prior to the Closing or (z) such service would not be recognized had such service been with Buyer.
     (v) Buyer hereby agrees and covenants to pay all performance based awards pursuant to the 2011 Performance Based Plan in the amount set forth on the Closing Statement (annualized as necessary), regardless of whether the employee due the award is employed by the Company or any of its Subsidiaries at the time payment is due. Such payment shall be made no later than March 15, 2012.
          (e) Replacement of Seller Guarantees and Security.
     (i) Prior to the Closing, Buyer shall cooperate with Seller and use commercially reasonable efforts, but shall not be required to pay any amounts, in order to (x) replace the guarantees, equipment leases, indemnities, letters of credit, letters of comfort, surety bonds, bid bonds, performance bonds and other obligations set forth on Schedule 4.1(e)(i) obtained or issued by the Company or any of its Subsidiaries by which Seller is bound (collectively, the “Seller Guarantees”), and (y) cause Seller to be fully released and discharged with respect thereto. With respect to any Seller Guarantees with respect to which Seller is not fully released and discharged as of the Closing, Buyer shall use its commercially reasonable efforts to cause Seller to be fully released and discharged from any obligations thereunder as promptly as practicable following the Closing. Notwithstanding the foregoing provisions of this Section 4.1(e), prior to the Closing, Buyer will not contact any party to any Seller Guarantee or any underlying obligation without the prior consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).

          (ii) From and after the Closing, Buyer and the Company shall jointly and severally indemnify and defend Seller for and hold Seller harmless from and against, and pay and reimburse Seller, or any Affiliate thereof, for (A) any payment by, or any other Liability of, Seller under any such Seller Guarantee, including any draw made by any beneficiary of any letter of credit or surety bond constituting a Seller Guarantee after the Closing Date or (B) any action, suit, claim, investigation or proceeding, whether involving a court of law, administrative body, Governmental Authority, arbitrator, or alternative dispute resolution mechanism arising out of or relating to any Seller Guarantee arising after the Closing Date. Any payment required to be made by Buyer under this Section 4.1(e)(ii) shall be made within ten (10) Business Days of Buyer’s receipt of written notice from Seller describing in reasonable detail the amount then due. For avoidance of doubt, the indemnity set forth in this Section 4.1(e)(ii) shall not be subject to the Indemnification Threshold, the De Minimis Threshold or the Cap Amount.
          (f) Use of Name and Trademark. Buyer shall promptly, but in any event within six (6) months following the Closing Date, (i) cause the Company to change its name, and (ii) cause the Company and the Subsidiaries to discontinue the use of the name “Gary-Williams Energy Corporation”, any similar or derivative name, or the Assigned Trademarks, including on any signage, marketing materials, documents, agreements, letterhead or otherwise.
     Section 4.2 Covenants and Agreements of Seller and the Company. Seller and the Company further covenant and agree that until Closing:
          (a) Access to Information.
          (i) From the date hereof until the Closing Date, Seller shall and shall cause the Company and its Subsidiaries to, (a) afford Buyer, Buyer’s Representatives, Buyer’s potential financing sources and their respective Representatives full and free access, during normal business hours and upon reasonable notice, to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Material Contracts and other documents and data related to the Company and its Subsidiaries; (b) furnish Buyer, Buyer’s Representatives, Buyer’s potential financing sources and their respective Representatives with such financial, operating and other data and information related to the Company and its Subsidiaries as they may reasonably request; (c) cooperate with Buyer, Buyer’s Representatives, Buyer’s potential financing sources and their respective Representatives in their investigation of the Company, its operations and the operations of any of its Subsidiaries; (d) provide reasonable access to the properties, assets, premises, books and records of the Company and its Subsidiaries as necessary for transitional purposes; and (e) provide reasonable access to representatives of the International Union of Operating Engineers and its local 351 and key employees of the Company, its Subsidiaries and its Affiliates. Any investigation, information request or transition planning conducted pursuant to this Section 4.2(a)(i) shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of the Company, Seller or any of their respective Subsidiaries.
          (ii) Buyer’s right to enter onto the Real Property shall be at Buyer’s sole risk and expense. Other than claims of gross negligence or willful misconduct,

Buyer waives and releases all claims against Seller, the Company and their respective Affiliates, directors, officers, employees and agents, for any injury to or death of any persons or damage to any property as a result of (i) the exercise of any inspection right granted to Buyer or (ii) the activities performed by Buyer, Buyer’s Representatives, Buyer’s potential financing sources and their respective Representatives pursuant to Section 4.2(a)(i); and Buyer shall release, defend, indemnify and hold harmless Seller, the Company and their respective Affiliates, directors, officers, employees and agents, from and against any losses, claims, Liens or other encumbrances for any injury to or death of any persons or damage to any property occurring in, on or about the Real Property as a result of such exercise of rights herein granted or activities undertaken by Buyer, Buyer’s Representatives, Buyer’s potential financing sources and their respective Representatives. For avoidance of doubt, the indemnity set forth in this Section 4.2(a)(ii) shall not be subject to the Indemnification Threshold, the De Minimis Threshold or the Cap Amount.
          (iii) During the period from the date hereof through the Closing Date, within thirty (30) days after the end of each calendar month beginning with the calendar month ending October 31, 2011, Seller shall or shall cause the Company to, furnish to Buyer an unaudited monthly consolidated balance sheet of the Company as of the end of the month then ended and related consolidated statements of income, changes in equity and cash flows for such month and for the period from January 1, 2011, in each case prepared in accordance with GAAP applied on a basis consistent with prior periods, with the exception that no notes need be attached to such statements.
          (iv) As promptly as practicable after the Signing Date, Seller shall or shall cause the Company to furnish to Buyer an unaudited consolidated balance sheet of the Company as of September 30, 2011 and related statements of income, changes in equity and cash flow for the nine (9) months ended September 30, 2011 and September 30, 2010, prepared in accordance with GAAP applied on a basis consistent with prior periods. If the Closing has not occurred on or prior to February 12, 2012, within forty-five (45) days of such date, Seller shall or shall cause the Company to furnish to Buyer an audited consolidated balance sheet of the Company as of December 31, 2011 and related statements of income, changes in equity and cash flows for the twelve (12) months ended December 31, 2011, December 31, 2010 and December 31, 2009.
          (v) For a period of five (5) years after the Closing Date, Seller and its Affiliates shall provide Buyer Parent and Buyer and their Representatives reasonable access during regular business hours and upon reasonable prior notice to all business records relating to periods prior to the Closing Date if reasonably required by Buyer or the Company in connection with any third party litigation or the preparation of any financial statements that include the financial results of all or part of the Company, its Subsidiaries or their businesses or operations for any period prior to the Closing.
          (b) Ordinary Course of Business. Except as otherwise expressly contemplated by this Agreement (including the Pre-Closing Transactions), as required by applicable Law, or as set forth on Schedule 4.2(b), the Company shall, and shall cause each of its Subsidiaries to, during the period from the Signing Date until the Closing Date, conduct its business in the ordinary course of business consistent with past practice (including by effecting, prior to the Closing Date, the previously planned November 2011 shutdown, including the #2 vacuum unit, #2 crude unit, DHT and CCR), and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to keep available the services of its and its Subsidiaries’ current officers and employees, and to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees and other Persons having business relationships with it and preserve the goodwill and going operations of its business. Without limiting the generality of the foregoing, between the Signing Date and the Closing Date, except as otherwise expressly contemplated by this Agreement, or as set forth on Schedule 4.2(b), or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):
          (i) amend or propose to amend its or its Subsidiaries certificates of incorporation, by-laws or similar governance documents;
          (ii) split, combine or reclassify any of its Equity Securities or Equity Securities of any of its Subsidiaries;
          (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any of its Equity Securities or Equity Securities of any of its Subsidiaries;
          (iv) issue, sell, pledge, dispose of or cause any Lien to exist on any of its Equity Securities or Equity Securities of any of its Subsidiaries or form or incorporate any new Subsidiaries;
          (v) except as required by applicable Law or by any agreement in effect as of the date of this Agreement, (A) make any policy or program that would be an Employee Benefit Plan, (B) increase the compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers or employees, other than increases in compensation to employees made in the ordinary course of business consistent with past practice, (C) enter into, establish or adopt any new, amend in any material respect, or terminate any plan, agreement, policy or program that would be an Employee Benefit Plan; or (D) promote any officers or employees, except in connection with the Company’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee;
          (vi) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances or capital contributions to or investments in any Person in excess of $500,000 in the aggregate (other than intercompany transactions between the Company and its Subsidiaries);
          (vii) (A) transfer, license, sell, pledge, lease or otherwise dispose of any assets (whether by way of merger, consolidation, sale of stock or assets, non-cash dividend or otherwise), including the Equity Securities of the Company or of any

Subsidiary of the Company, provided that the foregoing shall not prohibit the Company and its Subsidiaries from transferring, licensing, selling, leasing or disposing of obsolete equipment or assets being replaced, in each case in the ordinary course of business consistent with past practice, or (B) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;
          (viii) repurchase, prepay or incur any Indebtedness or guarantee any such Indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than any Subsidiary of the Company) or enter into any arrangement having the economic effect of any of the foregoing, except (A) in connection with the financing of ordinary course trade payables consistent with past practice and (B) prepayment of amounts due under the Term Loan Agreement;
          (ix) enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Material Contract or any other agreement that, if in effect as of the date hereof would constitute a Material Contract;
          (x) institute, settle or compromise any Actions pending or threatened before any arbitrator, court or other Governmental Authority involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $500,000, individually, or $1,000,000 in the aggregate, other than any Action brought against Buyer arising out of a breach or alleged breach of this Agreement by Buyer;
          (xi) make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;
          (xii) (A) settle or compromise any material Tax claim, audit or assessment, (B) revoke or change its status for U.S. federal income tax purposes as a QSub within the meaning of 1361(b)(3) of the Code and within the meaning of analogous state and local provisions, (C) make, revoke or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (D) amend any material Tax Returns or file claims for material Tax refunds, or (E) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax Liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;
          (xiii) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any joint venture, strategic partnership or alliance;

          (xiv) enter into any negotiation in respect of any collective bargaining agreement or other collective agreement with respect to employees;
          (xv) cancel or reduce or allow to lapse any insurance covering the Company or its Subsidiaries;
          (xvi) enter into any Contract with a Related Person;
          (xvii) change its fiscal year;
          (xviii) incur any obligations under, or associated with, any hedging, interest rate or currency protection, or swap agreements (including any associated unrealized Losses); or
          (xix) agree or commit to do any of the foregoing.
          (c) Replacement of Company Guarantees.
          (i) Prior to the Closing, Seller and the Company shall cooperate with Buyer and use commercially reasonable efforts, but shall not be required to pay any amounts (except to the extent Buyer agrees in writing to reimburse Seller or the Company for any such amounts), in order to (x) replace the guarantees, equipment leases, indemnities, letters of credit, letters of comfort, surety bonds, bid bonds, performance bonds and other obligations obtained or issued by Seller or any of its Affiliates (other than the Company and its Subsidiaries) by which the Company or any of its Subsidiaries is bound (collectively, the “Company Guarantees”), and (y) cause the Company or its Subsidiaries, as applicable, to be fully released and discharged with respect thereto. With respect to any Company Guarantees with respect to which the Company or any of its Subsidiaries is not fully released and discharged as of the Closing, Seller shall use its commercially reasonable efforts to cause the Company and its Subsidiaries, as applicable, to be fully released and discharged from any obligations thereunder as promptly as practicable following the Closing. Notwithstanding the foregoing provisions of this Section 4.2(c), after the Closing, Seller will not contact any party to any Company Guarantee or any underlying obligation without the prior consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed).
          (ii) From and after the Closing, Seller Parent and Seller shall indemnify and defend the Company and its Subsidiaries for and hold the Company and its Subsidiaries harmless from and against, and pay and reimburse the Company, its Subsidiaries, or any of their respective Affiliates, for (A) any payment by, or any other Liability of, the Company or any of its Subsidiaries under any such Company Guarantee, including any draw made by any beneficiary of any letter of credit or surety bond constituting a Company Guarantee after the Closing Date or (B) any action, suit, claim, investigation or proceeding, whether involving a court of law, administrative body, Governmental Authority, arbitrator, or alternative dispute resolution mechanism arising out of or relating to any Company Guarantee arising after the Closing Date. Any payment required to be made by Buyer under this Section 4.2(c)(ii) shall be made within ten (10) Business Days of Seller’s receipt of written notice from Buyer describing in reasonable detail the amount then due. For avoidance of doubt, the indemnity set forth in this Section 4.2(c)(ii) shall not be subject to the Indemnification Threshold, the De Minimis Threshold or the Cap Amount.
          (d) Insurance. Prior to the Closing, Seller and the Company shall use commercially reasonable efforts to cause any third party carriers who have underwritten insurance policies of Seller Parent or Seller which provide insurance coverage to the business and operations of the Company and its Subsidiaries to continue to make coverage available to the Company and its Subsidiaries following the Closing Date for claims arising out of occurrences prior to the Closing Date. Seller and the Company acknowledge the right of Buyer to access to the benefit of such insurance for such pre-Closing occurrences. Following the Closing Date, Seller and Buyer shall cooperate with and assist the other in issuing notices of claims under such insurance policies, presenting such claims for payment and collecting insurance proceeds related thereto.
          (e) Exclusivity.
          (i) Prior to the Closing or until this Agreement is terminated in accordance with its terms, Seller will not and will cause its Affiliates (including the Company and its Subsidiaries) and any representatives or agents of the foregoing not to solicit, continue inquiries, encourage, facilitate, initiate any contact, enter into discussions or negotiations, furnish any information with respect to or enter into any Contract or other instruments (whether or not binding) with any Person other than Buyer or its Affiliates concerning the submission of any proposal or offer from any Person relating to any of the following: (i) a liquidation, dissolution or recapitalization of, (ii) a merger or consolidation with or into, (iii) an acquisition or purchase of any material assets of or any material portion of the assets of, or any equity interest in, or (iv) any similar transaction or business combination involving, in each case, Seller, the Company or its Subsidiaries. Seller and the Company shall, and shall cause their respective Affiliates and representatives and agents to, discontinue immediately any negotiations or discussions with respect to any of the foregoing.
          (ii) In addition to the other obligations under this Section 4.2(e), until this Agreement is terminated in accordance with its terms, Seller shall promptly (and in any event within two (2) Business Days after receipt thereof by Seller, the Company or any of its Subsidiaries) advise Buyer orally and in writing of any proposal of the kind described in Section 4.2(e)(i) (including the proposed terms thereof), any request for information with respect to any such proposal, or any inquiry with respect to or which could result in a proposal of the kind described in Section 4.2(e)(i).
          (f) Assignment of Nondisclosure Agreements. On the Closing Date, Seller shall and shall cause its Affiliates to assign and delegate to the Company all of its rights and obligations under all confidentiality and nondisclosure agreements between Seller or its Affiliates (other than the Company and its Subsidiaries), on the one hand, and prospective purchasers of the Company or its Subsidiaries, on the other hand, entered into in connection with the sale of the Company or any of its Subsidiaries or the evaluation of such sale; provided, however, that the foregoing shall not apply to (a) any right to protect information relating to

Seller and its Affiliates (other than the Company and its Subsidiaries) and (b) any right to enforce non-solicitation covenants protecting the employees of Seller and its Affiliates (other than the Continuing Employees).
          (g) Release of Claims. Effective as of the Closing, each of Seller Parent and Seller, on behalf of itself and its Affiliates (other than the Company and its Subsidiaries) and each of its and their respective officers, directors, employees, agents, successors and assigns (the “Releasing Parties”), hereby releases, acquits and forever discharges the Company, its Subsidiaries, and any and all of each of their successors and assigns, together with all their present and former directors and officers (the “Released Parties”), from any and all manner of claims, actions, suits, damages, demands and Liabilities whatsoever in law or equity, whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect, including under Contracts between Seller Parent, Seller and/or any of their Affiliates (other than the Company and its Subsidiaries) and the Company and/or its Subsidiaries which the Releasing Party ever had, has or may have against any of the Released Parties for, upon, or by reason of any matter, transaction, act, omission or thing whatsoever arising under or in connection with any of the Released Parties, from the beginning of time to and including the Closing Date, other than obligations arising under this Agreement and the Ancillary Documents (the “Released Obligations”). This release shall become effective only upon completion of the Closing and prior to such date shall have no force or effect and shall not be legally binding on the parties.
          (h) Notification of Certain Matters. Seller agrees to notify Buyer in writing as promptly as practicable upon Seller’s, its Affiliates’ or any of their respective Representatives’ discovery of any information on or prior to the Closing Date relating to (i) the operations (including the financial condition, assets and properties) of the Company or any of its Subsidiaries which constitutes (or would be reasonably likely to constitute) or indicates (or would be reasonably likely to indicate) a breach of any representation, warranty or covenant of Seller Parent, Seller or the Company contained herein or (ii) the commencement or threatened commencement of any Action against the Company or any of its Subsidiaries.
          (i) Confidentiality. Following the Closing, Seller shall, and shall cause its Affiliates and its Affiliates’ officers, directors, employees and agents (collectively, “Seller Affiliates”) to, (i) maintain the confidentiality of, (ii) not use, and (iii) not divulge to any Person, any confidential, non-public or proprietary information of the Company and its Subsidiaries, except with the prior written consent of Buyer, or as may be required by Law; provided, that Seller and the Seller Affiliates shall not be subject to such obligation of confidentiality for information that (x) otherwise becomes lawfully available to Seller or the Seller Affiliates after the Closing Date on a nonconfidential basis from a third party who is not under an obligation of confidentiality to Buyer or the Company or (y) is or becomes generally available to the public without breach of this Agreement by any of Seller or the Seller Affiliates. If Seller or any Seller Affiliate shall be required by Law to divulge any such information, Seller or such Seller Affiliate shall provide the Company with prompt written notice of each request so that the Company may seek an appropriate protective order or other appropriate remedy, and Seller or such Seller Affiliate shall cooperate with the Company to obtain a protective order or other remedy; provided, that, in the event that a protective order or other remedy is not obtained, Seller or such Seller Affiliate shall furnish only that portion of such information which, in the opinion of its counsel, Seller or such Seller Affiliate is legally compelled to disclose and shall exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any such information so disclosed.
          (j) No Transfer of Company Shares. Prior to the Closing or until this Agreement is terminated in accordance with its terms, Seller shall not sell, dispose of or create any Lien on any of the Company Shares.
          (k) Title Policy. With respect to each parcel of Real Property owned by the Company or its Subsidiaries for which no recent title insurance policy has been delivered under Section 3.2(dd), if requested by Buyer, Seller shall use commercially reasonable efforts to cooperate with Buyer to obtain a policy of title insurance (a “Title Insurance Policy”) issued by a nationally recognized title insurance company insuring the good and marketable fee simple title of the Company or its applicable Subsidiary in such parcel of Real Property. Seller shall use its commercially reasonable efforts to deliver, or cause to be delivered, to any applicable title company such surveys, certificates, acknowledgements or other documents as shall be reasonably required by such title company in order for such title company to issue Title Insurance Policies free of any and all Liens (other than Permitted Liens) and issue customary title endorsements.
          (l) Employees. Prior to the Closing, Seller shall transfer the employment of all employees of the Company that are not Continuing Employees to Seller or one of its Affiliates other than the Company or its Subsidiaries (the “Transferred Company Employees”). Seller shall indemnify Buyer for all employee and employment related liabilities and obligations (whether arising under Employee Benefit Plans or otherwise) with respect to the Transferred Company Employees whether arising prior to, on, or following the Closing.
          (m) Transaction Expenses. The Company shall pay all Transaction Expenses prior to or as of the Closing.
          (n) Seller Parent’s Retirement Plan. Prior to the Closing, Seller, Seller Parent and Buyer shall cooperate to determine the method of transferring or distributing the benefits of Continuing Employees in The Gary Tax Advantaged Savings Program and Profit Sharing Plan.
     Section 4.3 Joint Covenants and Agreements.
          (a) Consents of Others. Subject to Section 4.3(b), each Party shall use its commercially reasonable efforts prior to the Closing to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby, to cooperate with the other in connection with the foregoing, to obtain all authorizations, consents and permits required of them to permit them to consummate the transactions contemplated by this Agreement and to cooperate with the other in connection with the satisfaction of all conditions to the Closing; provided, however, that none of Seller, Buyer or the Company shall be required to file any lawsuit or take other legal action as against any third-party, make any material amendment thereof or waive any material rights thereunder, or pay any material amount, agree to any restriction or assume any obligation in connection therewith.

          (b) Antitrust Matters.
          (i) Each of Buyer Parent and Seller Parent, or any Affiliate of Buyer Parent or Seller Parent, as applicable, shall promptly (and in any event, no later than November 7, 2011) file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice a pre-merger notification in accordance with the HSR Act with respect to the sale of the Company Shares. The Parties shall reasonably cooperate to expedite the termination of the waiting period under the HSR Act. Each Party hereto shall promptly inform the other of any material communication from the Federal Trade Commission, the United States Department of Justice or any other Governmental Authority regarding any of the transactions contemplated hereby and each shall keep the others apprised of the status thereof. If any Party or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated hereby, then such Party will endeavor in good faith to make, or cause to be made, as soon as practicable and after consultation with the other Party, an appropriate response in compliance with such request. Buyer will advise Seller promptly in respect of any understandings, undertakings or agreements (oral or written) which Buyer proposes to make or enter into with the Federal Trade Commission, the United States Department of Justice or any other Governmental Authority in connection with the transactions contemplated hereby. Each Party shall, and each shall cause its Affiliates to, use commercially reasonable efforts to furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission which is necessary under the HSR Act or such other Laws or which is otherwise requested by any Governmental Authority in the course of any review of the transactions contemplated by this Agreement.
          (ii) Without limiting the generality of the foregoing, Buyer Parent and Buyer shall use commercially reasonable efforts to resolve prior to the End Date, such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any Antitrust Law and to obtain any clearance or approvals required under any Antitrust Law for the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, none of Seller Parent, Seller, the Company or any of its Subsidiaries may, without the prior written consent of Buyer, agree or consent to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business or operating practices of or with respect to the assets, operations or businesses of the Company or any of its Subsidiaries after the Closing.
          (iii) Notwithstanding the foregoing or any other provision of this Agreement to the contrary, nothing contained in this Agreement shall require or obligate Buyer or any of its Affiliates to (i) defend against any administrative or judicial action or proceeding instituted by a Governmental Authority challenging the proposed transaction under any Antitrust Law; (ii) commence any litigation against any Governmental Authority; (iii) agree or consent to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business or operating practices of or with respect to the assets, operations or businesses of Buyer Parent and its Subsidiaries

(other than the Company and its Subsidiaries); or (iv) agree or consent to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business or operating practices of or with respect to the assets, operations or businesses of the Company and its Subsidiaries if such actions, divestitures, licenses, arrangements or similar matters, individually or in the aggregate, would, or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, results of operations, or condition (financial or otherwise) on the Company and its Subsidiaries taken as a whole.
          (c) Publicity. During the period prior to the Closing, except as required by Law, the Parties shall consult in advance of all public announcements in respect of the subject matter of this Agreement. The content of any such announcements shall require the agreement of the Parties prior to publication (such agreement not to be unreasonably withheld, conditioned or delayed); provided that Buyer and Buyer Parent shall be permitted to disclose information in respect of the subject matter of this Agreement, after reasonable consultation with Seller, (i) to direct or indirect financing sources or potential direct or indirect financing sources in connection with the Debt Financing, and/or (ii) as required in connection with filings by Buyer or Buyer Parent with the SEC (including the filing of a Current Report on Form 8-K by Buyer Parent on or prior to the Closing Date disclosing the financial and other information of the Company included in any offering documents created in connection with the Debt Financing), or as required to be made in order to comply with any applicable Law or any listing agreement with, or the rules or regulations of, any securities exchange on which securities of a Party or any of its Affiliates are listed or traded.
     (d) Transition Services Agreement; Transfer of Certain Assets.  On the Closing Date, Buyer, Seller Parent and Seller shall enter into the transition services agreement substantially in the form attached hereto as Exhibit D with Schedules thereto reflecting services to be provided by Seller Parent to Buyer after Closing and the cost thereof, such agreement to effective as of the Closing Date (such agreement, including Schedules agreed to in accordance with the next sentence, the “Transition Services Agreement”). Promptly after the date hereof, Buyer, Seller Parent and Seller shall cooperate with each other to (i) identify the services from Seller and Seller Parent that will be reasonably necessary for the conduct of the business and operation of the Company and its Subsidiaries after the Closing, and (ii) prepare Schedules reflecting those services and the charges for those services. The contents of Schedules, including the charges for the services reflected thereon, shall be negotiated and agreed in good faith by Seller, Seller Parent and Buyer, provided that the Parties agree that such charges shall be determined by allocating an agreed portion of Seller Parent’s overhead expenses to the Company and its Subsidiaries, based on the proportion of the Transferred Employees’ time that is to be spent on transition services, unless such Transferred Employee has historically worked solely on matters relating to the Company and its Subsidiaries, in which case the allocation shall be 100% to transition services (if Buyer requests transition services from such Transferred Employee during any applicable period).
          (ii) The Company currently owns certain furniture, fixtures and equipment, including, without limitation, computer equipment and hardware (including an AS 400 IBM computer), related software, furniture and office equipment located in the Company’s Denver, Colorado office (such furniture, fixtures and equipment, the “GWEC Denver Equipment”). Use by employees of Seller and Seller Parent of certain of the GWEC Equipment will by necessary for Seller and Seller Parent to provide the services to Buyer under the Transition Services Agreement. It is currently contemplated that the Company will retain ownership of all of the GWEC Denver Equipment during the term of the Transition Service Agreement after which the Company will transfer those portions of the GWEC Denver Equipment as the Parties mutually agree to Seller Parent at a cash price equal to the fair market value thereof (or such lesser price as the Parties agree). In addition, as promptly as practicable after the end of the term of the Transition Services Agreement (or sooner, at the election of the Company), the Company shall take all steps reasonably required to move the portions of the GWEC Denver Equipment not transferred to Seller Parent to the Company’s offices, it being understood that the out-of-pocket costs and expenses associated with such move shall be borne by the Company. The Parties shall cooperate to transfer to Seller Parent all documents, data and other information that are not related to the business of the Company or its Subsidiaries, including any data located on any computer equipment, hardware or other GWEC Denver Equipment owned by the Company.
          (e) Financing.
          (i) Seller Parent, Seller and the Company shall, and shall cause the Company’s Subsidiaries, accountants, consultants, legal counsel, officers and employees, to provide Buyer Parent and Buyer and potential financing sources cooperation reasonably requested by Buyer Parent and Buyer and potential financing sources in connection with the Debt Financing (including, for the avoidance of doubt, any issuance of notes or exchange notes and any incurrence of asset-based loans and commitments (including assistance with collateral audits and due diligence examinations customary for asset-based financings)) and in connection with Buyer Parent’s compliance with SEC and New York Stock Exchange reporting obligations, which cooperation shall be limited to (A) causing, upon reasonable advance notice by Buyer, appropriate officers and employees of the Company and its Subsidiaries to participate telephonically in a reasonable number of meetings, due diligence sessions and drafting sessions related to any Debt Financing, giving due consideration to the needs of such individual to operate their business, (B) reviewing and commenting upon materials for rating agency presentations, offering documents, roadshow presentations, private placement memoranda, offering memoranda, bank information memoranda and similar documents required in connection with the Debt Financing and using commercially reasonable efforts to work with Buyer in providing “backup” support for any statements related to the Company and its Subsidiaries included in any of the foregoing, (C) providing information relating to the Company and its Subsidiaries to the Debt Financing Sources and to any underwriter, initial purchaser or placement agent in connection with the Debt Financing and their respective counsel in substantially the form previously provided to Buyer and Buyer Parent, (D) furnishing Buyer and its Debt Financing Sources as promptly as practical with GAAP-compliant (1) audited consolidated financial statements for the Company for 2008, 2009 and 2010 (including an audit opinion for each period that has not been withdrawn and for which the Company has received no notice that withdrawal is under consideration), (2) unaudited interim period financial statements for the Company for the nine months ending September 30, 2010 and 2011 which have been reviewed by the independent accountant for the Company as provided in the Statement on Accounting Standards No. 100 and (3) such additional annual audited or unaudited interim financial statements that (i) would be necessary for the financial statements delivered to Buyer and its Debt Financing Sources pursuant to this clause (D) to be sufficiently current on each day during the Marketing Period to satisfy the requirements of Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of the Marketing Period and (ii) that meet the requirements applicable to the financial statements delivered pursuant to subclauses (1) and (2) of this clause (D) (all audited annual and unaudited interim period financial statements delivered pursuant to this clause (D) shall comply with GAAP, and the Company shall not have Knowledge of any facts which may require the restatement of such financial statements for such financial statements to comply with GAAP) (for purposes of clarification, on and after February 12, 2012 the unaudited interim financial statements of Seller will no longer be current and audited financial statements of Seller as of December 31, 2011 will need to be delivered pursuant to this provision), (E) both before the Closing Date and, to the extent reasonably necessary to allow Buyer or Buyer Parent to consummate a securities offering or comply with SEC requirements, after the Closing Date, providing appropriate representations in connection with the preparation of financial statements and other financial data of the Company and its Subsidiaries and requesting accountants’ consents in connection with the use of the Company’s financial statements in offering documents, prospectuses, current reports on Form 8-K and other documents which are filed with the SEC, (F) using commercially reasonable efforts to assist Buyer in connection with the preparation of pro forma financial information and financial statements to the extent required by SEC rules and regulations or necessary (or required by Buyer’s financing sources) to be included in any offering documents, (G) using commercially reasonable efforts to obtain customary accountants’ comfort letters (including “negative assurance” comfort and including bring down procedures for and concerning financial information for periods up to five (5) Business Days prior to the closing date of the Debt Financing) to the extent reasonably necessary to allow Buyer or Buyer Parent to consummate a securities offering or comply with SEC requirements; (H) using commercially reasonable efforts to facilitate the pledging of collateral in connection with any Debt Financing, including providing any available surveys or title insurance policies and other documentation related to real estate collateral to the extent available to the Company (it being understood that the Company shall not be required to execute any Contracts prior to the Closing Date), (I) using commercially reasonable efforts to assist Buyer and Buyer’s auditors in connection with Buyer’s efforts to make Seller’s historical financial statements compliant with Regulation S-X and usable in SEC filings and in offering memoranda used in the Debt Financing, (J) reviewing and commenting on Buyer’s draft of a business description and “Management’s Discussion and Analysis” of Seller’s financial statements to be included in offering documents related to the Debt Financing, and (K) providing all documentation and other information about the Company and each of its Subsidiaries as is required by applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA Patriot Act. Nothing in this Section 4.3(e)(i) shall be construed as requiring Seller Parent, Seller, the Company, or any of their respective

Subsidiaries, accountants, consultants, legal counsel, officers or employees, to (X) participate in road shows or sessions with rating agencies; (Y) represent or warrant that the financial statements provided pursuant to Section 4.3(e)(i)(D)satisfy the requirements of Regulation S-X, Form S-1 or any other requirements of the Securities Act, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereto, or any other rule or regulation promulgated by the SEC (it being understood that such financial statements still comply with GAAP); or (Z) to use any efforts in excess of commercially reasonable efforts to cause the independent accountant for the Company to take any action or issue any consent, comfort letter or other document.
          (ii) None of the Company or any of its Subsidiaries shall be required to bear any cost or expense or to pay any commitment or other similar fee or make any other payment in connection with the Debt Financing (“Company Debt Financing Fees”) except to the extent Buyer agrees in writing to reimburse the Company or its Subsidiaries for any such Company Debt Financing Fees. Buyer shall indemnify and hold harmless Seller Parent, Seller, the Company, and each of their respective officers, directors, employees, agents, Subsidiaries and Representatives, from and against any and all Losses, suffered or incurred by them in connection with the arrangement of the Debt Financing (including any action taken in accordance with this Section 4.3(e)) and any information utilized in connection therewith (other than historical information relating to the Company or its Subsidiaries provided by the Company in writing specifically for use in the Debt Financing offering documents), except in the case of the applicable indemnitee’s gross negligence or willful misconduct. Buyer shall, promptly upon request by Seller, reimburse Seller for all documented and reasonable out-of-pocket costs incurred by Seller, the Company or its Subsidiaries in connection with this Section 4.3(e), including all fees and expenses associated with the review of the Company’s interim financial statements by the Company’s independent accountant as provided in Section 4.3(e)(i)(D).
          (iii) Buyer Parent and Buyer hereby (A) acknowledge and agree that the obtaining of the Debt Financing, or any alternative financing, is not a condition to Closing and (B) reaffirm their obligation to consummate the transactions contemplated by this Agreement, subject to the terms of this Agreement, irrespective and independently of the availability of the Debt Financing or any alternative financing.
          (f) Notification of Certain Matters. Buyer agrees to notify Seller in writing as promptly as practicable upon Buyer’s discovery of any information on or prior to the Closing Date relating to the operations (including the financial condition, assets and properties) of the Company or any of its Subsidiaries which to the Knowledge of Buyer constitutes (or would be reasonably likely to constitute) or indicates (or would be reasonably likely to indicate) a breach of any representation, warranty or covenant of Seller or the Company contained herein. Seller agrees to notify Buyer in writing as promptly as practicable upon Seller’s, its Affiliates’ or any of their respective Representatives’ discovery of any information on or prior to the Closing Date relating to the operations (including the financial condition, assets and properties) of the Company or any of its Subsidiaries which constitutes (or would be reasonably likely to constitute) or indicates (or would be reasonably likely to indicate) a breach of any representation, warranty or covenant of Seller or the Company contained herein. Any notifications pursuant to this Section 4.3(f) shall not affect Buyer’s rights to indemnification pursuant to ARTICLE 9 or amend the Disclosure Schedules or otherwise affect the conditions to closing set forth in Section 5.3(a) or the termination rights set forth in Section 11.3(d).
ARTICLE 5
CONDITIONS PRECEDENT TO THE CLOSING
     Section 5.1 Conditions Precedent to Each Party’s Obligations. The respective obligations of each of Seller and Buyer to effect the transactions contemplated hereunder shall be subject to the fulfillment or written waiver, at or prior to the Closing, of the following conditions.
          (a) No Action instituted by any Governmental Authority of competent jurisdiction shall be pending and no statute, rule, order, decree or regulation and no injunction, order, decree or judgment of any court or Governmental Authority of competent jurisdiction shall be in effect, in each case that prohibits, restrains, enjoins or restricts the consummation of the transactions contemplated herein.
          (b) Any applicable waiting period (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.
     Section 5.2 Conditions Precedent to Seller’s Obligations. The obligations of Seller to effect the transactions contemplated hereunder shall be subject to the fulfillment or written waiver by Seller, at or prior to the Closing, of each of the following conditions:
          (a) Accuracy of Representations and Warranties. The representations and warranties of Buyer contained herein shall be true and correct (without regard to any materiality qualification therein) as of the Signing Date and as of the Closing Date as though made at such time except (i) for representations and warranties made as of a specified date, which shall be measured only as of such specified date, and (ii) where the failure to be true and correct, individually or in the aggregate, prevents Buyer’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.
          (b) Performance of Covenants. Buyer shall have performed in all material respects its obligations and complied in all material respects with its covenants and agreements required to be performed or complied with on or prior to the Closing.
          (c) Seller’s Receipt of the Closing Documents. Seller shall have received from Buyer the Closing documents referred to in
Section 7.2(a).
     Section 5.3 Conditions Precedent to Buyer’s Obligations. The obligations of Buyer to effect the transactions contemplated hereunder shall be subject to the fulfillment or written waiver by Buyer, at or prior to the Closing, of the following conditions:
          (a) Accuracy of Representations and Warranties.
          (i) The representations and warranties of Seller contained in
Section 3.2(a) (Due Organization, Qualification and Power), Section 3.2(b) (Due Authorization), Section 3.2(c) (Enforceability), Section 3.2(g) (Capitalization),

Section 3.2(h) (Title to Company Shares), and Section 3.2(aa) (Brokers’ Fees) (collectively, the “Fundamental Representations”) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Signing Date and as of the Closing Date (except for representations and warranties in such Section made as of a specified date, which shall be measured only as of such specified date).
          (ii) The representations and warranties of Seller in this Agreement other than the Fundamental Representations shall be true and correct (without regard to any qualifications as to materiality or Material Adverse Effect (or any correlative term) contained in such representations and warranties) as of the Signing Date and as of the Closing Date except (i) for representations and warranties made as of a specified date, which shall be measured only as of such specified date, and (ii) where the failure to be true and correct (without regard to any qualifications as to materiality or Material Adverse Effect (or any correlative term) contained in such representations or warranties), individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.
          (b) Performance of Covenants. Seller and the Company shall have performed in all material respects its obligations and complied in all material respects with its covenants and agreements required to be performed or complied with on or prior to the Closing Date.
          (c) No Material Adverse Effect. Since the Signing Date there shall not have been any Material Adverse Effect or any event, occurrence, condition, fact, change, violation, discovery of information, circumstance, state of facts, or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.
          (d) Buyer’s Receipt of the Closing Documents. Buyer shall have received from Seller the Closing documents referred to in
Section 7.2(b).
          (e) Pre-Closing Transactions. The Pre-Closing Transactions shall have been consummated.
ARTICLE 6
PRE-CLOSING TRANSACTIONS
     Section 6.1 Pre-Closing Transactions. Seller shall cause the following transactions to take place before the Closing Date (the “Pre-Closing Transactions”):
          (a) Gary-Williams Retail Solutions, Inc., a Delaware corporation wholly owned by the Company, shall be transferred to or merged into Seller or an Affiliate of Seller in a transaction, and pursuant to documentation, reasonably acceptable to Buyer (the “Gary-Williams Retail Transfer”). At the time of the Gary-Williams Retail Transfer, the assets and liabilities of Gary-Williams Retail Solutions, Inc. and Contracts to which Gary-Williams Retail Solutions, Inc. is party to or otherwise bound shall consist of only to those described in Schedule 3.2(gg).
          (b) The Company Airplane, and all Contracts (other than with respect to the Company Airplane Debt to the extent paid off at Closing) and personnel associated therewith,

          shall be transferred to Seller or an Affiliate of Seller in a transaction, and pursuant to documentation, reasonably acceptable to Buyer.
          (c) The trademarks identified on Schedule 3.2(o) (the “Assigned Trademarks”) shall be assigned to Seller or an Affiliate of Seller in a transaction, and pursuant to documentation, reasonably acceptable to Buyer.
ARTICLE 7
CLOSING
     Section 7.1 Closing Date. Subject to the satisfaction of the conditions set forth in ARTICLE 5 (or the waiver thereof by the party entitled to waive those conditions), the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Davis Graham & Stubbs LLP, 1550 17th Street, Suite 500, Denver, Colorado 80202, at 10:00 a.m. (Eastern time) on a date to be specified by Seller and Buyer, which date shall be no later than the two (2) Business Days after the satisfaction or waiver of each condition to the Closing set forth in ARTICLE 5 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by Buyer and Seller. Notwithstanding the immediately preceding sentence, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in ARTICLE 5 (other than those conditions that by their nature cannot be satisfied until the Closing, but subject to the fulfillment or waiver of those conditions), then the Closing shall occur instead on the date following the satisfaction or waiver of such conditions that is the earliest to occur of (a) any Business Day before or during the Marketing Period as may be specified by Buyer on no less than three (3) Business Days’ prior notice to Seller and (b) the final day of the Marketing Period, or on such other date as is mutually agreeable to Buyer and Seller. The date on which the Closing shall occur is referred to in this Agreement as the “Closing Date”.
     Section 7.2 Deliveries at Closing.
          (a) Buyer’s Execution and Delivery of Documents and Payment. Buyer shall deliver or execute and deliver, as the case may be, to Seller all of the following:
          (i) An Officer’s Certificate signed by a senior officer of Buyer confirming the matters set forth in Section 5.2(a) and (b).
          (ii) A certificate certifying to Seller the incumbency of Buyer’s officers and bearing the authentic signatures of all such officers who have executed this Agreement or any other agreement executed and delivered in connection herewith;
          (iii) Payment to Seller of the Closing Date Payment Amount;
          (iv) A receipt, duly executed by Buyer, acknowledging receipt of the certificates representing the Company Shares;
          (v) A counterpart of the Escrow Agreement duly executed by Buyer; and

          (vi) A counterpart of the Transition Services Agreement duly executed by Buyer.
          (b) Seller’s Execution and Delivery of Documents and Payment. Seller shall deliver or execute and deliver, as the case may be, to Buyer all of the following:
          (i) Certificates of valid existence and good standing of the Company and each of its Subsidiaries issued not earlier than two (2) days prior to the Closing;
          (ii) Copies of the certificate of incorporation of each of the Company and any Subsidiary certified by the Secretary of State of such entity’s state of incorporation issued not earlier than two (2) days prior to the Closing;
          (iii) Copies of the bylaws of each of the Company and any Subsidiary certified by the Secretary of such entity;
          (iv) An Officer’s Certificate signed by a senior officer of Seller and the Company confirming the matters set forth in Section 5.3(a) and (b);
          (v) A certificate certifying to Buyer the incumbency of Seller’s and the Company’s officers and bearing the authentic signatures of all such officers who have executed this Agreement or any other agreement executed and delivered in connection herewith;
          (vi) Written resignations, effective as of the Closing, of all of the Company’s and each of its Subsidiaries’ respective directors and officers to the extent requested by Buyer;
          (vii) The Payoff Letters and the Confirmation Letter;
          (viii) A receipt for the Closing Date Payment Amount;
          (ix) The Company’s, and each of its Subsidiary’s, minute books, stock record books, all similar corporate records and all corporate seals, if any, of the Company or its Subsidiaries unless in the possession of the Company;
          (x) One or more certificates duly endorsed by Seller and in proper form for transfer to Buyer, or accompanied by duly executed stock powers, evidencing all of the Company Shares;
          (xi) Such documents of further assurance reasonably necessary and typical for transactions similar to the transactions contemplated hereby in order to complete the transactions contemplated hereby;
          (xii) A written certification conforming to the requirements of Treasury Regulations Section 1.1445-2(b)(2)(iv)(B) and acceptable to Buyer certifying that Seller Parent is not a “foreign person” within the meaning of Section 1445 of the Code;

          (xiii) A counterpart of the Escrow Agreement duly executed by Seller; and
          (xiv) A counterpart of the Transition Services Agreement duly executed by Seller.
     Section 7.3 Simultaneous Closing. All actions taken at the Closing are to be part of a simultaneous transaction, and no action is to be considered completed until all actions necessary to be completed at the Closing have been completed.
ARTICLE 8
POST-CLOSING OBLIGATIONS
     Section 8.1 Further Assurances. Following the Closing, the Parties shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, and take such other action, as may reasonably be necessary or advisable to carry out their obligations under this Agreement and any of the documents to be executed in connection with the transactions to be completed under this Agreement. Without limiting the generality of the foregoing, after the Closing, to the extent reasonably requested by the Company and at the Company’s cost and expense, Seller and Seller Parent shall cooperate with the Company in connection with any Action to which the Company, Buyer or any of their respective Affiliates may become subject relating to pre-Closing facts, circumstances and events in which the Company or any of its Subsidiaries may have been involved.
     Section 8.2 Cooperation Regarding Pre-Closing Transactions. If the Pre-Closing Transactions have not been consummated and Buyer has waived the consummation of the Pre-Closing Transactions as a condition to Closing pursuant to Section 5.3, the Parties hereby agree to use commercially reasonable efforts to consummate the Pre-Closing Transactions promptly after the Closing Date. All costs, fees, charges and expenses incurred by Buyer, Buyer Parent, the Company or any Subsidiary of the Company in connection with consummating any Pre-Closing Transactions after the Closing shall be borne by Seller. Seller shall indemnify and hold harmless Buyer Parent, Buyer, the Company, and each of their respective officers, directors, employees, agents, Subsidiaries and Representatives, from and against any and all Losses, suffered or incurred by them in connection with consummating any Pre-Closing Transactions after the Closing. Seller shall, promptly upon request by Buyer, reimburse Buyer for all documented and reasonable out-of-pocket costs incurred by Buyer Parent, Buyer, the Company or the Company’s Subsidiaries or their respective Affiliates in connection with this Section 8.2.
     Section 8.3 Seller Funds. Seller and Seller Parent agree to hold, for a period of two years following the Closing Date (except to the extent that claims for indemnification have been made prior to such date), in the aggregate, amounts reasonably anticipated to be required to pay any obligation pursuant to this Agreement, including any Post-Closing Adjustment Amount and any amounts required to satisfy any potential claims pursuant to ARTICLE 9, provided, however, that the Seller and Seller Parent shall not be obligated to hold amounts in excess of $26,250,000 with respect to claims pursuant to ARTICLE 9 unless and until it is reasonably likely that there may potentially be claims pursuant to ARTICLE 9 which are not subject to the limitations contained in ARTICLE 9 and exceed such amount. For the avoidance of doubt, this Section 8.3 in no way affects Buyer’s rights to indemnification as set forth in this Agreement.
ARTICLE 9
INDEMNIFICATION
     Section 9.1 Survival of Representations, Warranties, Covenants and Agreements.
          (a) The representations and warranties contained in this Agreement other than the representations and warranties in Section 3.2(s) (Environmental Compliance) shall survive the Closing and shall expire on December 15, 2012 (except to the extent that a claim for indemnification has been made prior to such date for any inaccuracy or breach thereof).
          (b) The representations and warranties contained in Section 3.2(s) (Environmental Compliance) shall survive the Closing and shall expire on the two (2) year anniversary of the Closing (except to the extent that a claim for indemnification has been made prior to such date for any inaccuracy or breach thereof).
          (c) All covenants and agreements contained in this Agreement shall survive the Closing in accordance with their respective terms.
          (d) Notwithstanding anything to the contrary contained in this Agreement, the limitations set forth in this ARTICLE 9 shall not apply in the case of claims based upon fraud or intentional misrepresentation.
     Section 9.2 Indemnification by Seller. After the Closing and subject to the limitations set forth in Section 9.4, Seller shall indemnify, defend and save and hold harmless Buyer, Buyer’s Affiliates and each of their respective Representatives (collectively, the “Buyer Indemnified Parties”) from and against any Losses which any Buyer Indemnified Party may sustain, or to which any Buyer Indemnified Party may be subjected, arising out of or relating to (i) any inaccuracy, misrepresentation or breach of any representation or warranty made by Seller or the Company in this Agreement, any Ancillary Document or any certificate delivered hereunder; (ii) any failure by Seller Parent, Seller or the Company to duly perform or observe any term, provision, covenant, agreement or condition in this Agreement to be performed at or prior to the Closing, (iii) any failure by Seller Parent or Seller to duly perform or observe any term, provision, covenant, agreement or condition in this Agreement or in any Ancillary Document on the part of Seller Parent or Seller to be performed after the Closing, (iv) any Pre-Closing Transaction Liabilities; (v) the Released Obligations; (vi) the current, former or future business, assets, Liabilities, operations or other activities of Seller Parent and its Affiliates (other than the Company and its Subsidiaries), including, for the avoidance of doubt, any Liabilities arising under Title IV of ERISA or (viii) the matters described in Schedule 9.2. For the purposes of this ARTICLE 9, all representations and warranties, other than the representations and warranties in Section 3.2(u) (Absence of Changes), shall be read both for purposes of determining whether a misrepresentation or breach has occurred and for purposes of determining the amount of Losses without regard to any qualifications as to materiality or Material Adverse Effect (or any correlative term) contained in such representations and warranties; provided that no list required to be set forth on a Disclosure Schedule pursuant to Section 3.2(o) (Intellectual

Property), Section 3.2(p) (Material Contracts), Section 3.2(s) (Environmental Compliance) or Section 3.2(x) (Insurance) shall be determined to be in breach as result of the foregoing sentence.
     Section 9.3 Indemnification by Buyer. After the Closing and subject to the limitations set forth in Section 9.4, Buyer shall indemnify, defend and save and hold Seller and each of its Representatives (collectively, the “Seller Indemnified Parties” and, together with Buyer Indemnified Parties, the “Indemnified Parties”) harmless from and against any Losses which any Seller Indemnified Party may sustain or to which any Seller Indemnified Party may be subjected arising out of or relating to (i) any inaccuracy, misrepresentation or breach of any representation or warranty made by Buyer in this Agreement, any Ancillary Document or any certificate delivered hereunder, (ii) any failure by Buyer to duly perform or observe any term, provision, covenant, agreement or condition in this Agreement to be performed at or prior to the Closing, (iii) any failure by Buyer or the Company to duly perform or observe any term, provision, covenant, agreement or condition in this Agreement on the part of Buyer or the Company to be performed after the Closing, or (iv) the current, former or future business, assets, Liabilities, operations or other activities of the Company or any of its Subsidiaries, whether arising prior to, at or after the Closing, including any Liability reflected on the Financial Statements (except to the extent related to the Repayment Indebtedness), except for Losses for which Seller has agreed to indemnify Buyer pursuant to this Agreement or the Ancillary Documents, including Section 9.2.
     Section 9.4 Limits on Indemnification.
          (a) A Party against whom a claim for indemnification is sought by an Indemnified Party pursuant to this ARTICLE 9 (an “Indemnifying Party”) shall not be liable with respect to any claim for indemnification pursuant to Section 9.2(i) (where Seller is the Indemnifying Party) or Section 9.3(i) (where Buyer is the Indemnifying Party) to any Indemnified Party unless and until the aggregate amount of all claims against such Indemnifying Party pursuant to Section 9.2(i) (where Seller is the Indemnifying Party) or Section 9.3(i) (where Buyer is the Indemnifying Party) exceeds $5,250,000 (the “Indemnification Threshold”), as to which such Indemnifying Party shall thereafter be responsible for all such Losses relating to such claims from the first dollar, and not merely the amount in excess of the Indemnification Threshold. No Buyer Indemnified Party will be entitled to indemnification for a Loss pursuant to Section 9.2(i) if, with respect to any individual item of Loss or group of items of Loss arising out of the same or similar facts or circumstances, such items are less than $50,000 (the “De Minimis Threshold”).
          (b) The maximum aggregate amount recoverable from Seller pursuant to Section 9.2(i) shall be $26,250,000 (the “Cap Amount”).
          (c) Notwithstanding Section 9.4(a) and (b) hereof, none of the Indemnification Threshold, the Cap Amount and the De Minimis Threshold shall apply to claims for indemnification pursuant to Section 9.2(i) with respect to any inaccuracy, misrepresentation or breach of (i) any Fundamental Representation or (ii) of any of the representations and warranties in Section 3.2(k) (Indebtedness), or Section 3.2(gg) (Gary-Williams Retail Solutions).

          (d) For the avoidance of doubt, none of the Indemnification Threshold, the Cap Amount or the De Minimis Threshold shall apply to claims for Indemnification pursuant to Section 9.2(ii) through (viii) or Section 9.3(ii) through (iv).
          (e) No Party shall be liable for any Losses to the extent that (a) such Indemnified Party receives proceeds from insurance policies for such Losses in connection with the circumstances related to the claim giving rise to the Losses but less the amount of any increase in the premium for the insurance policy under which payment of insurance proceeds was made attributable solely to the payment of such Losses, or (b) the Indemnified Party recovers from a third-party an amount directly related to the claim giving rise to the Losses.
          (f) An Indemnifying Party shall have no obligation to indemnify an Indemnified Party or otherwise have Liability to an Indemnified Party under this Agreement for consequential damages, special damages, punitive damages, incidental damages, indirect damages, or similar items (and the Indemnified Party shall not recover for such amounts).
     Section 9.5 Exclusive Buyer Remedy. After the Closing Date, except for claims of fraud or intentional misrepresentation and except as provided in Section 11.1, the indemnification provisions of ARTICLE 9 and ARTICLE 10 shall be the sole and exclusive remedies of the Indemnified Parties, whether in contract, tort or otherwise, for all matters arising under or in connection with this Agreement and the contemplated transactions, including for any inaccuracy or breach of the representations, warranties, agreements or covenants contained herein and preclude the assertion by any Indemnified Party of any other remedies which would otherwise have been available in common law or by statute. No Party shall have any right to setoff against any payments to be made by it pursuant to this Agreement or otherwise.
     Section 9.6 No Waiver of Contractual Representations and Warranties. Seller agrees that Buyer’s rights to indemnification for the representations and warranties set forth in this Agreement are part of the basis for the bargain contemplated by this Agreement and Buyer’s rights to indemnification shall not be affected or waived by virtue of (and Buyer shall be deemed to have relied upon the express representations and warranties set forth in this Agreement notwithstanding) any knowledge on the part of Buyer of any untruth of any such representation or warranty of Seller or the Company set forth in this Agreement, and regardless of whether such knowledge was obtained through Buyer’s own investigation or through disclosure by Seller or another Person, regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement.
     Section 9.7 Direct Claims. If an Indemnified Party has a claim for indemnification for any claim other than a Third-Party Claim, the Indemnified Party shall, as promptly as is practicable, give written notice to the applicable Indemnifying Party. The failure to make timely delivery of such written notice by the Indemnified Party to the Indemnifying Party shall not relieve the Indemnifying Party from any liability under this ARTICLE 9 with respect to such matter, except to the extent the Indemnifying Party is actually materially prejudiced by failure to give such notice.
     Section 9.8 Third-Party Claims. The Indemnified Party shall give written notice to the Indemnifying Party within thirty (30) days after such Indemnified Party receives written notice of any claim, action, suit, proceeding or demand asserted by any person who is not a Party (or a successor to a Party) to this Agreement (a “Third-Party Claim”) that is or may give rise to an indemnification claim; provided, however, that the failure of the Indemnified Party to give notice as provided in this Section 9.8 shall not relieve any Indemnifying Party of its obligations under this ARTICLE 9, except to the extent that such failure actually and materially prejudices the rights of the Indemnifying Party. The Indemnifying Party may elect, within thirty (30) days after receipt of notice of any such matter, to assume the defense of any Third-Party Claim or any litigation resulting therefrom; provided, however, that the Indemnifying Party shall not have the right to defend any such claim if it refuses to acknowledge fully in writing its obligations to indemnify the Indemnified Party for all Losses arising from such Third-Party Claim pursuant to this ARTICLE 9 or contests in writing, in whole or in part, its indemnification obligations for such claim; provided, further, that if the Indemnifying Party is Seller, Seller shall not have the right to defend or compromise any such claim if (1) the claim relates to or arises in connection with any criminal proceeding, action, indictment, or allegation or investigation, (2) the claim solely seeks an injunction or equitable relief against the Indemnified Party, or (3) the claim is subject to the limitations set forth in Section 9.4 and asserts an amount of Losses, which, when taken together with all amounts paid to the Buyer Indemnified Parties for resolved indemnification claims that are subject to the limitations set forth in Section 9.4 and the maximum aggregate amount of Losses in all other unresolved indemnification claims that are subject to the limitation set forth in Section 9.4, exceeds the Cap Amount. During such thirty (30) day period, the Indemnified Party may (at the Indemnifying Party’s expense) make such filings, including motions for continuance (and answers if a motion for continuance has not been granted), as may be necessary to preserve the parties’ positions and rights with respect to such claims. If the Indemnifying Party elects to assume the defense of and indemnification for any such matter, then counsel for the Indemnifying Party, who shall in such case conduct the defense of such claim, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld, conditioned or delayed), and the Indemnified Party may participate in such defense at its own expense, and may retain counsel of its choice at its own expense; provided, further, that the Indemnified Party shall have the right to employ, at the Indemnifying Party’s expense, one firm of counsel of its choice, and local counsel in each applicable jurisdiction (if more than one jurisdiction is involved), to represent the Indemnified Party if, in the Indemnified Party’s reasonable judgment, there exists a conflict of interest between the Indemnified Party and the Indemnifying Party, or if the Indemnifying Party (i) elects not to or is not entitled to defend, compromise or settle a Third-Party Claim, (ii) having timely elected to defend a Third-Party Claim, fails adequately to prosecute or pursue such defense or (iii) a defense exists for an Indemnified Party which is not available to the Indemnifying Party, then in each case the Indemnified Party may defend such Third-Party Claim on behalf of and for the account and risk of the Indemnifying Party. The Indemnifying Party, in the defense of any such litigation or proceeding, shall not, except with the prior written approval of the Indemnified Party (which approval shall not be unreasonably withheld, conditioned or delayed), consent to entry of any judgment or entry into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability with respect to such litigation or proceeding. The Indemnified Party shall not settle or compromise any such claim without the prior written approval of the Indemnifying Party, which approval shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party defends the litigation, action, suit, demand or claim, the Indemnified Party shall extend reasonable cooperation in connection with such defense, which shall be at Indemnifying Party’s sole expense.
     Section 9.9 Adjustment. The Parties agree that to the greatest extent possible the payment of any indemnity hereunder (including payments made under Section 10.11) shall be treated for Tax purposes as an adjustment to the Purchase Price.
ARTICLE 10
TAX MATTERS
     Section 10.1 Tax Returns.
          (a) Seller shall prepare and timely file all Tax Returns of the Company and its Subsidiaries for (x) any Pre-Closing Tax Period and (y) any Straddle Period that begins in 2011 (any such Tax Return, a “Seller Tax Return”). Buyer shall cause the Company and any of its Subsidiaries to file all Tax Returns of the Company and its Subsidiaries for any Straddle Period that begins in 2012 (any such Tax Return, a “Buyer Tax Return”). All Seller Tax Returns and all Buyer Tax Returns shall be prepared on a basis consistent with existing procedures and practices and accounting methods unless otherwise required by applicable Law. No later than twenty (20) Business Days prior to the due date, taking into account applicable extensions (or, in the case of a Seller Tax Return or Buyer Tax Return that is due less than twenty (20) Business Days after the Closing Date, as soon as practicable but in no event later than the due date thereof (taking into account applicable extensions) of any Seller Tax Return or Buyer Tax Return (which, solely in the case of a Non-Income Tax Return, reports a Tax liability in excess of $10,000), Seller shall deliver such Seller Tax Return to Buyer, or Buyer shall deliver such Buyer Tax Return to Seller, for review and approval, and Buyer or Seller, as the case may be, shall have the right to review such Seller Tax Return or Buyer Tax Return for a period of twenty (20) Business Days following receipt of such Tax Return. Buyer or Seller, as the case may be, may object to or dispute the manner in which such Tax Return is prepared or the manner in which any Taxes relating thereto are determined or calculated by providing written notice of such objection or dispute to Seller or Buyer, as the case may be, within such twenty (20) Business Day review period and Buyer and Seller shall negotiate in good faith to resolve such objection or dispute. If, after ten (10) Business Days from the date on which written notice was provided, any dispute or objection raised therein remains unresolved, the unresolved dispute shall be submitted to the Neutral Accountant for resolution utilizing the same terms and procedures set forth in Section 2.7(c)for Disputed Matters (but only to the extent such procedures or terms are not inconsistent with the terms of this Section 10.1); provided, however, that if the twenty (20) Business Day review period has not expired without written waiver by the reviewing Party, or the determination by the Neutral Accountant with respect to any disputed Tax issue is not made, prior to the due date (taking into account applicable extensions) for the filing of the Tax Return in question, the party responsible for preparing such return pursuant to this Section 10.1(a) shall file such Tax Return and provided further, that upon the agreement of the Parties or the delivery of the determination by the Neutral Accountant to Buyer and Seller, if requested, such Tax Return shall be filed to reflect the agreement or determination (or, if such Tax Return has been required to be filed, such Tax Return shall be duly amended). The determination by the Neutral Accountant shall be final, conclusive and binding on the Parties.

          (b) Unless required by Law, or a determination of a Governmental Authority that is final and unappealable, Buyer shall not, and shall not allow the Company or its Subsidiaries, to file any Tax Return, amended Tax Return or claim for refund for Taxes, in each case, if such Tax Return or claim for refund relates to a Pre-Closing Tax Period, without the prior written consent of Seller (which consent will not be unreasonably withheld or delayed or conditioned).
          (c) Notwithstanding anything to the contrary contained in this Agreement, no Tax Return or amended Tax Return shall be filed (and no Tax election shall otherwise be made) which changes or otherwise modifies the U.S. federal income tax treatment of any member of the TGWC Tax Group as an S corporation within the meaning of Sections 1361 and 1362 of the Code or a QSub within the meaning of Section 1361(b)(3) of the Code (or the comparable state or local Tax law treatment of such entity), as the case may be, in respect of any Pre-Closing Tax Period or any Straddle Period.
     Section 10.2 Tax Contests. Buyer and the Company shall have the exclusive authority to control any examination, investigation, audit, or other proceeding in respect of any Tax Return or Taxes of the Company or its Subsidiaries (a “Tax Contest”), provided that (i) Seller shall have the right to participate fully in all aspects of the prosecution or defense of any Tax Contest to the extent it relates to Taxes or Tax Returns of the Company for a Pre-Closing Tax Period or a Pre-Closing Straddle Period and (ii) neither Buyer nor the Company shall settle or otherwise resolve any Tax Contest (or any issue raised in such Tax Contest) if such settlement or other resolution relates to Taxes for which Seller is liable under Law or this Agreement, without the written consent of Seller (such consent not to be unreasonably withheld or delayed or conditioned).
     Section 10.3 Other Taxes. In the case of a Tax (other than any transactional Tax contemplated by Section 10.5) of the Company or its Subsidiaries that is payable with respect to a Straddle Period, the portion of such Tax that is allocable to the Pre-Closing Straddle Period shall be:
          (a) in the case of a Tax that is (i) based on or measured by income, receipts or payroll or (ii) imposed in connection with any sale, removal, entry, or other transfer of property (real or personal, tangible or intangible), including any Tax described in clause (ii) that is designated as an excise tax, deemed equal to the amount which would be payable if the Straddle Period ended, and the books were closed, as of the close of business on the Closing Date (apportioning among the days in the Straddle Period on the basis of an equal amount per day any items available on an annual or periodic basis, such as amortization deductions, depreciation deductions, the effects of graduated rates, exemptions and exclusions); and
          (b) in the case of any other Tax, deemed to be the amount of such Tax for the Straddle Period, multiplied by a fraction, the numerator of which is the number of calendar days in the Pre-Closing Straddle Period and the denominator of which is the number of calendar days in the Straddle Period.
     Section 10.4 Tax Elections. Seller will not, and will not cause or permit the Company to, without the prior written consent of Buyer, which consent shall not to be unreasonably withheld or delayed or conditioned, make or revoke, or cause or permit to be made or revoked, any Tax election pertaining to the Company, its Subsidiaries or the ownership of any capital stock of the Company.
     Section 10.5 Transactional Taxes. Notwithstanding any other provision of this Agreement, all transfer, documentary, recording, notarial, sales, use, registration, stamp and other similar Taxes imposed in connection with the transactions contemplated by this Agreement shall be borne 50% by Buyer and 50% by Seller.
     Section 10.6 Notice. Buyer shall promptly notify Seller following receipt by Buyer of any written notice of a Tax Contest relating to a Pre-Closing Tax Period or a Pre-Closing Straddle Period which, if successful, could reasonably be anticipated to result in (i) a Tax liability of Seller or Seller Parent (whether under this Agreement or otherwise) or (ii) an indemnity payment to a Buyer Indemnified Party pursuant to Section 10.11, provided that the failure to give prompt notice will not reduce Seller’s indemnification obligations under Section 10.11, except to the extent that Seller Parent, Seller and their Affiliates are actually and materially prejudiced thereby.
     Section 10.7 Cooperation. Buyer, the Company and Seller shall (and shall cause their respective Affiliates to) (i) reasonably assist in the preparation and timely filing of any Tax Return of the Company or its Subsidiaries; (ii) reasonably assist in any audit or other proceedings with respect to Taxes or Tax Returns of the Company or its Subsidiaries (whether or not a Tax Contest); (iii) make available any information, records, or other documents relating to any Taxes or Tax Returns of the Company or its Subsidiaries reasonably requested by another Party; (iv) reasonably provide any information required to allow Buyer, the Company or Seller to comply with any information reporting or withholding requirements imposed under the Code or other applicable Laws; and (v) reasonably assist in providing or obtaining certificates or forms that are necessary or appropriate to establish an exemption for (or reduction in) any transactional Tax contemplated by Section 10.5.
     Section 10.8 Tax Refunds. At Seller’s request, Buyer or the Company (or its Affiliates) shall apply, at the sole cost and expense of Seller, for any Tax refund available for any Pre-Closing Tax Period or Pre-Closing Straddle Period (as determined by applying the principles of Section 10.3), and any refund received shall be paid to Seller within ten (10) days of receipt, net of any out-of-pocket costs and Taxes incurred by Buyer or the Company (or its Affiliates) to the extent such refund is not reflected as an asset on the Financial Statements and not taken into account as an asset in determining the Working Capital as set forth in the Final Statement.
     Section 10.9 Tax Sharing Agreements. Seller Parent shall cause any and all Tax sharing, indemnity, reimbursement or other similar agreements between (i) any member of the TGWC Tax Group (other than the Company and any Subsidiary of the Company), on the one hand, and (ii) the Company or any Subsidiary of the Company, on the other hand, to be terminated on or before the Closing Date and, after the Closing Date, no party shall have any rights or obligations under any such agreement.
     Section 10.10 Income Tax Treatment of the Sale; Allocation of Purchase Price. Buyer and Seller acknowledge that the purchase of the Company Shares contemplated by this Agreement will be treated as a sale of the assets of the Company (other than the shares of stock of the Company’s Subsidiaries) and of the Subsidiaries for U.S. federal income tax purposes and for all income tax purposes in the jurisdictions in which the Company is, and will be through the Closing Date, treated as a QSub within the meaning of Section 1361(b)(3) of the Code or analogous state or local provisions. Within ninety (90) days after the Closing Date, Buyer shall complete a draft schedule (the “Allocation Schedule”) allocating the Purchase Price (and all assumed liabilities) among the assets of the Company and its Subsidiaries. Seller shall submit to Buyer written comments (if any), within thirty (30) days after receipt of the Allocation Schedule, to the extent Seller considers the Allocation Schedule to be inconsistent with Section 1060 of the Code. Any disputes between Buyer and Seller shall be resolved by the Neutral Accountant, the review by which shall be limited to whether a disputed item is consistent with Section 1060 of the Code. Buyer and Seller agree to file all Tax Returns, and agree not to take any position in any Tax audit, litigation or otherwise, that is not, consistent with the Allocation Schedule, unless, and then only to the extent, required by a determination (as defined in Section 1313(a) of the Code or corresponding provisions of state or local Law).
     Section 10.11 Tax Indemnification. From and after the Closing, Seller Parent, Seller and their Affiliates shall be liable for, and shall indemnify the Buyer Indemnified Parties, the Company and any Subsidiary of the Company against, and hold them harmless from, (i) all Liability for Taxes owed by the Company and any Subsidiary of the Company for any Pre-Closing Tax Period or Pre-Closing Straddle Period (including Taxes incurred in connection with the sale of the Company Shares, the Pre-Closing Transactions and any other transactions contemplated by this Agreement), as determined pursuant to Section 10.3, except (in each case) to the extent that such Liability is or has been taken into account as a liability in the Final Statement or is shown as a liability in the Financial Statements; (ii) all Liability for Taxes owed by any member of the TGWC Tax Group (other than the Company and any Subsidiary of the Company) for any taxable period (including Taxes incurred in connection with the sale of the Company Shares, the Pre-Closing Transactions and any other transactions contemplated by this Agreement); (iii) any Losses arising out of or relating to any breach of any representation or warranty contained in Section 3.2(t); and (iv) Seller’s Liability for any transactional Tax described in Section 10.5, and (v) all Liability for reasonable legal fees and expenses attributable to any item in the foregoing clauses.
     Section 10.12 Tax Benefit. If Seller is required to make any indemnity payment due to Buyer under Section 10.11, and the events giving rise to the Losses at issue actually result in a U.S. federal income tax savings to Buyer, any member of the affiliated group including the Buyer, or the Company, in each case, for a tax period that includes or begins on or after the Closing Date (determined after first taking into account all other Tax benefits available to Buyer, any member of the affiliated group including the Buyer, or the Company, in each case, for such period), then any indemnity amount otherwise required to be paid under Section 10.11 with respect to such Losses shall be reduced by the amount, if any, that (x) such U.S. federal income tax savings actually realized exceeds (y) any U.S. federal income tax detriment to Buyer or the Company resulting from the receipt of such indemnity payment.
     Section 10.13 Deductions. Buyer and Seller acknowledge that Seller Parent shall be entitled to claim a deduction for the aggregate amount actually paid by the Company and its Subsidiaries pursuant to the 2011 Performance Based Plan (regardless of when paid), to the extent permitted by applicable Laws; provided, however, that in the event that the Closing Date is prior to January 1, 2012, Seller shall only be entitled to claim a deduction for an amount equal to the aggregate amount actually paid by the Company and its Subsidiaries pursuant to the 2011 Performance Based Plan (regardless of when paid) prorated for the number of days elapsed in 2011 prior to and including the Closing Date.
     Section 10.14 Miscellaneous. The covenants and agreements of the Parties contained in this ARTICLE 10 shall survive the Closing and remain in full force and effect until sixty (60) days after the expiration of all applicable statutes of limitation. For the avoidance of doubt, none of the limitations set forth in ARTICLE 9 of this Agreement shall apply with respect to indemnification for Taxes under this ARTICLE 10.
ARTICLE 11
TERMINATION AND SPECIFIC PERFORMANCE
     Section 11.1 Specific Performance. The Parties agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached, and that each Party shall be entitled to enforce the terms of this Agreement by a decree of specific performance, injunction or other equitable remedy without the necessity of proving monetary damages or other legal remedies would not be an adequate remedy for any such damages. Furthermore, each Party agrees that the right to specific performance, injunction or other equitable remedy shall be in addition to any other remedy to which such Party is entitled at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically, or be granted an injunction or other equity relief with respect to, the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 11.1.
     Section 11.2 Remedies.
          (a) All remedies under this Agreement or by Law or otherwise afforded to the Parties shall be cumulative and not alternative and any Person having any rights under any provision of this Agreement will be entitled to enforce specifically to recover damages by reason of any breach of this Agreement and to exercise all other rights granted by Law, equity or otherwise.
          (b) Notwithstanding anything herein to the contrary, none of the parties hereto, or any of their Affiliates, shall have any rights or claims against any of the Debt Financing Sources, solely in their respective capacities as lenders, underwriters, initial purchasers or arrangers in connection with the Debt Financing or this Agreement; provided that nothing in this Section 11.2(b) shall limit the rights of the parties to the Commitment Letter and the Debt Financing Sources under (i) clause (c) of the second sentence of Section 12.5, Section 12.3, Section 12.10(c),Section 12.11(a) and Section 12.13 and (ii) any credit or purchase agreement or other agreement (including the Commitment Letter) with the Debt Financing Sources under the terms thereof.
     Section 11.3 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

          (a) Mutual Consent. Upon the mutual written consent of Seller and Buyer.
          (b) Injunction. By Seller or Buyer if an injunction, order, decree or judgment of any court or Governmental Authority of competent jurisdiction shall be in effect, in each case that prohibits, restrains, enjoins or restricts the consummation of the transactions contemplated by this Agreement and such injunction, order, decree or judgment shall have become final and non-appealable; provided, however, that no Party shall be entitled to terminate this Agreement in reliance on this Section 11.3(b) if such Party’s breach of this Agreement shall have been a material cause of, or resulted in, such injunction or order.
          (c) End Date. By Seller or Buyer at any time after March 31, 2012 (the “End Date”) if the Closing shall not have occurred on or before such date; provided that the right to terminate this Agreement under this Section 11.3(c) shall not be available to such Party if the action or inaction of such Party or any of its Affiliates has been a principal cause of or resulted in the failure of the Closing to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement.
          (d) Buyer’s Termination Right. By Buyer, by written notice to Seller, if, Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller or the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 5.3 and such breach, inaccuracy or failure is not curable or, if curable, has not been cured by Seller within thirty (30) days of Seller’s receipt of written notice of such breach from Buyer.
          (e) Seller’s Termination Right. By Seller, by written notice to Buyer, if, Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 5.2 and such breach, inaccuracy or failure is not curable or, if curable, has not been cured by Buyer within thirty (30) days of Buyer’s receipt of written notice of such breach from Seller.
     Section 11.4 Effect of Termination.
          (a) In the event of the termination of this Agreement pursuant to and in compliance with the provisions of Section 11.3, this Agreement and the proposed transactions contemplated hereunder shall terminate and, except as provided in this Section 11.4, each Party hereto shall have no further obligation or liability hereunder, except that the provisions of Section 4.3(c) (Publicity), Section 12.7 (Notices), Section 12.9 (Governing Law), Section 12.11 (Waiver of Jury Trial) and Section 12.16 (No Waiver) shall survive such termination.
          (b) Nothing in Section 11.4(a) shall relieve any Party from any liability for breach of this Agreement.
          (c) Subject to Section 11.2(b), if Seller terminates this Agreement pursuant to Section 11.3(e), the Parties agree that Seller shall have suffered a harm of an incalculable nature and amount, unrecoverable in law, and Seller shall retain the Purchase Price Deposit as liquidated damages and as the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of Seller against Buyer and the Debt Financing Sources (which aggregate amount the Parties agree is a reasonable estimate of the damages that will be suffered by Seller as a result of the breach of this Agreement and does not constitute a penalty, the Parties hereby acknowledging the inconvenience and nonfeasibility of otherwise obtaining an adequate remedy). Nothing in this Section 11.4(c) shall limit the Seller’s right to seek specific performance of this Agreement against the Buyer (but not against any Debt Financing Sources) pursuant to Section 11.1 in lieu of terminating this Agreement pursuant to Section 11.3(e).
          (d) If this Agreement is terminated pursuant to Section 11.3(a), Section 11.3(b), Section 11.3(c) or Section 11.3(d), the Purchase Price Deposit shall be returned to Buyer by wire transfer of immediately available funds within three (3) Business Days of such termination; provided, that, under no circumstances shall Seller or the Company be obligated to pay Buyer interest on the Purchase Price Deposit.
ARTICLE 12
MISCELLANEOUS
     Section 12.1 Exclusivity of Representations and Warranties.
          (a) Notwithstanding anything in this Agreement to the contrary, it is the explicit intent and understanding of the Parties hereto that none of the Parties nor any of their respective Representatives is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in this Agreement or the Ancillary Documents and that none of the Parties is relying on any statement, representation or warranty, oral or written, express or implied, made by any other Party or such other Party’s Representatives except for the representations and warranties expressly set forth in such agreements. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT OR THE ANCILLARY DOCUMENTS, THE PARTIES EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY OR REPRESENTATION AS TO TITLE, OWNERSHIP, USE, POSSESSION, VALUE, CONDITION, LIABILITIES, OPERATION, DESIGN, CAPACITY, FUTURE RESULTS, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SUITABILITY OR OTHERWISE AS TO ANY OF THE ASSETS OR LIABILITIES OF THE COMPANY OR ANY OF ITS SUBSIDIARIES AND, EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD THAT BUYER TAKES THE COMPANY SHARES AND THE ASSETS AND LIABILITIES OF THE COMPANY AND ITS SUBSIDIARIES “AS IS” AND “WHERE IS.”
          (b) Without limiting the generality of, and in furtherance of, Section 12.1(a), Buyer acknowledges that, except as otherwise specifically set forth in this Agreement or the Ancillary Documents, none of Seller or any of its Affiliates makes any representations or warranties to Buyer regarding any forecasts, projections, estimates, business plans or budgets (whether contained or referred to in the Schedules hereto or in any other written materials or verbal information that has been or shall hereafter be provided or made available to Buyer or any of its Representatives) and there are not and shall not be deemed to be representations or warranties of Seller or any of its Affiliates in respect of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or any of its Subsidiaries.
          (c) The Parties hereto agree that this is an arm’s length transaction in which the Parties’ undertakings and obligations are limited to the performance of their obligations under this Agreement. Buyer acknowledges that it is a sophisticated investor, that it has undertaken, and that Seller has given Buyer such opportunities as it has requested to undertake, a full investigation of the business and operations of the Company and its Subsidiaries (including their assets, liabilities, contracts, permits, licenses, premises, properties, facilities, books and records), and that there is no special relationship of trust or reliance between Buyer and Seller. Buyer acknowledges that it and its Representatives have been provided with (i) access to the books and records, facilities, equipment, contracts and other properties and assets of the business and operations of the Company and its Subsidiaries that it and its Representatives and (ii) the opportunity to meet with the officers and employees of Seller, the Company and its Subsidiaries to discuss the business and operations of the Company and its Subsidiaries that it and its Representatives. Buyer further acknowledges that none of Seller, its Affiliates, their respective Representatives or any other Person has made any representation or warranty, expressed or implied, as to the completeness of any information regarding the business and operations of the Company and its Subsidiaries furnished or made available to Buyer and its Representatives, other than as set forth in this Agreement and in any Ancillary Documents. Except as provided in this Agreement and in the Ancillary Documents, none of Seller, its Affiliates, their respective Representatives or any other Person shall have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or any other Person, or Buyer’s or any other Person’s use, whether prior to, on or after the date hereof, of, any such information, documents or material made available in any “data rooms” or formal or informal management presentations or in any other form in expectation of the transactions contemplated hereby.
     Section 12.2 Environmental Matters.
          (a) The Parties’ sole and exclusive representations, warranties, covenants, agreements or other obligations (including indemnities or any obligations) arising pursuant to this Agreement, by Law or otherwise with respect to environmental matters and materials, interpreted in its broadest sense (including Environmental Conditions, Environmental Liabilities and obligations, compliance with Environmental Laws and Environmental Permits) and any other subject matters referred to in Section 3.2(s) shall be as expressly set forth in this Agreement (including Section 12.1, this Section 12.2 and the applicable portions of ARTICLE 9). No other representation, warranty, covenant, agreement or obligation (including indemnities or any obligations) arising pursuant to this Agreement, by Law or otherwise by Seller, any of its Affiliates, the Company, Buyer or any of their respective Representatives shall be deemed to apply to such matters.
          (b) Except for any indemnification claims made under Section 9.2 hereof as to which Seller shall have been promptly notified pursuant to Section 12.7 hereof, from and after the two (2) year anniversary from the Closing, Buyer and the Company, on behalf of themselves, their Affiliates and the Representatives of the foregoing, waive and relinquish all rights and claims that they may have or may hereafter acquire against Seller, its Affiliates, and their respective Representatives relating to responsibility or liability for Environmental Conditions and Environmental Liabilities.
     Section 12.3 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns (provided that the Debt Financing Sources shall be express third party beneficiaries of the provisions of Section 11.2(b), Section 11.4(c), Section 12.10(c), Section 12.11(a), Section 12.3 and Section 12.13 to the extent those provisions relate to the Debt Financing Sources or the Commitment Letter and no amendment may be made to such provisions to the extent those provisions relate to the Debt Financing Sources or the Commitment Letter without the approval of the Debt Financing Sources). The term “Debt Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing in connection with the transactions contemplated hereby and their respective former, current and future direct or indirect equityholders, controlling persons, representatives, stockholders, directors, officers, employees, agents, members, trustees, managers, general or limited partners, financing sources, assignees, or Affiliates, including the parties to the Commitment Letter and any joinder agreements or credit agreements relating thereto (other than Buyer Parent and its Subsidiaries).
     Section 12.4 Entire Agreement. This Agreement (including the documents referred to herein), the Ancillary Documents and the Non-Disclosure Agreement constitute the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, with respect to the subject matter hereof.
     Section 12.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties hereto and any purported assignment in violation of the foregoing shall be void; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates or any future acquiror of the Company or its Subsidiaries, (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder) and (c) assign any or all of its rights and interests hereunder, including its rights to indemnification, to any lender as collateral security.
     Section 12.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. In addition, the Parties may execute this Agreement and furnish copies of their signatures by facsimile or other electronic transmission, each of which shall be as effective as an originally delivered signature.
     Section 12.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, or by expedited courier, next day delivery, and addressed to the intended recipient as set forth below:

If to the Company after the Closing, Buyer, Parent or Buyer:	With copies (which shall not constitute notice) to:

CVR Energy, Inc. 2277 Plaza Dr., Suite 500 Sugar Land, Texas 77479 Attention: John J. Lipinski, Chief Executive Officer Telephone: (281) 207-3500 Facsimile: (281) 207-3505	CVR Energy, Inc.
10 East Cambridge Circle Drive, Suite
250 Kansas City, Kansas 66103
Attention: Edmund S. Gross
          Senior Vice President &
          General Counsel
Telephone: (913) 982-0490
Facsimile: (913) 982-5651

and

Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 Attention: Philip Richter and David Shaw Facsimile: (212) 859-4000

If to the Company prior to the Closing, Seller Parent or Seller:	With a copy to (which shall not constitute notice):

The Gary Williams Energy Company, Inc. 370 17 th Street Suite 5300 Denver, Colorado 80202-5653 Attention: General Counsel Telephone: (303) 628-3800 Facsimile: (303) 628-3833	Davis Graham & Stubbs LLP 1550 17th Street, Suite 500 Denver, Colorado 80202 Attention: Chris Richardson Telephone: (303) 892-7420 Facsimile: (303) 893-1379
Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, messenger service, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
     Section 12.8 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future Law, and if the rights or obligations of any Party will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement and (d) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be reasonably possible so that the contemplated transactions may be consummated as originally contemplated to the fullest extent possible.
     Section 12.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles.
     Section 12.10 Consent to Jurisdiction.
          (a) Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York or the United States District Court for the Southern District of New York and any appellate court from any thereof, in any action, claim or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by Law, in such Federal court. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment of in any other manner provided by Law.
          (b) Each of the Parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in the Supreme Court of the State of New York, County of New York or the United States District Court for the Southern District of New York. Each of the Parties hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by Law, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such court.
          (c) Each of the Parties hereto agrees that it will not, nor will it permit any of its Affiliates to, bring or support any Action, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement or the Debt Financing, including but not limited to any dispute arising out of or relating in any way to the Commitment Letter, any credit or other agreement entered into with the Debt Financing Sources or the performance thereof or the services provided thereunder, in any forum other than the Supreme Court of the State of New York, County of New York or the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County and appellate courts from any thereof.
     Section 12.11 Waiver of Jury Trial.

          (a) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR RELATING TO THIS AGREEMENT, THE COMMITMENT LETTER, THE DEBT FINANCING OR ANY CREDIT AGREEMENT ENTERED INTO BY BUYER OR BUYER PARENT WITH ANY DEBT FINANCING SOURCES IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE COMMITMENT LETTER, THE DEBT FINANCING OR ANY CREDIT OR OTHER AGREEMENT ENTERED INTO BY BUYER OR BUYER PARENT WITH ANY DEBT FINANCING SOURCES.
          (b) EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (1) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE WAIVERS SET FORTH IN SECTION 12.11(A), (2) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (3) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (4) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN SUCH SECTION.
     Section 12.12 Incorporation of Exhibits and Disclosure Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. Any disclosure contained in one Exhibit or one Section of the Company Disclosure Schedule will be deemed to be disclosed in all Exhibits and all sections of the Company Disclosure Schedule to the extent its relevance to other sections is readily apparent. Inclusion of any item on an Exhibit or in the Company Disclosure Schedules (a) does not represent a determination that such item is material nor shall it be deemed to establish a standard of materiality, (b) does not represent a determination that such item did not arise in the ordinary course of business, (c) does not represent a determination that the transactions contemplated by this Agreement do or do not require the consent of third parties and (d) will not constitute, or be deemed to be, an admission to any third party concerning such item.
     Section 12.13 Amendments. Subject to Section 12.3, no amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Seller and Buyer. Notwithstanding anything to the contrary in this Agreement, the last sentence of Section 12.3 Section 11.2(b), Section 12.10(c), Section 12.11(a) and this Section 12.13 (and the related definitions of this Agreement solely to the extent an amendment or modification thereof would serve to modify the substance or provisions of such Sections in any material and adverse respect) may not be amended, modified, or supplemented in a manner that is materially adverse to the Debt Financing Sources, without the prior written consent of the Debt Financing Sources, which consent shall not be unreasonably withheld, conditioned or delayed.
     Section 12.14 Expenses. Except as otherwise expressly set forth herein and the filing fees paid pursuant to the HSR Act (which shall be paid 50% by Buyer and 50% by Seller), each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, whether or not the transactions contemplated herein are consummated.
     Section 12.15 Drafting. Preparation of this Agreement has been a joint effort of the Parties and the resulting Agreement may not be construed more severely against one of the Parties than against the other.
     Section 12.16 No Waiver. The failure in any one or more instances of a Party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or to waive any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving Party.
     Section 12.17 Guaranty.
          (a) Seller Parent fully, irrevocably and unconditionally guarantees to Buyer the full, complete and timely compliance with and performance of all agreements, covenants and obligations of Seller and its Affiliates (other than the Company and its Subsidiaries) and, prior to the Closing, the Company and its Subsidiaries under this Agreement and the Ancillary Documents (the “Seller Obligations”) (collectively, the “Seller Parent Guaranty”). The Seller Obligations shall include Seller’s obligation to satisfy all indemnification and other payment obligations of Seller arising in connection with this Agreement and the Ancillary Documents, in each case, when and to the extent that, any of the same shall become due and payable or performance of or compliance with any of the same shall be required. The Seller Parent Guaranty constitutes an irrevocable and continuing guarantee of payment and performance and Seller Parent shall be liable for any breach of any of the Seller Obligations. The Seller Parent Guaranty shall remain in full force and effect and shall be binding on Seller Parent and its successors and assigns until all of the Seller Obligations have been satisfied in full (which, for the avoidance of doubt, shall not be deemed to have occurred until the date following the date on which all indemnification obligations of Seller under this Agreement expire).
          (b) Buyer Parent fully, irrevocably and unconditionally guarantees to Seller the full, complete and timely compliance with and performance of all agreements, covenants and obligations of Buyer and its Affiliates and, after the Closing, the Company and its Subsidiaries under this Agreement and the Ancillary Documents (the “Buyer Obligations”) (collectively, the “Buyer Parent Guaranty”). The Buyer Obligations shall include Buyer’s obligation to satisfy all indemnification and other payment obligations of Buyer arising in connection with this Agreement and the Ancillary Documents, in each case, when and to the extent that, any of the same shall become due and payable or performance of or compliance with any of the same shall be required. The Buyer Parent Guaranty constitutes an irrevocable and continuing guarantee of payment and performance and Buyer Parent shall be liable for any breach of any of the Buyer Obligations. The Buyer Parent Guaranty shall remain in full force and effect and shall be binding on Buyer Parent and its successors and assigns until all Buyer Obligations have been satisfied in full (which, for the avoidance of doubt, shall not be deemed to have occurred until the date following the date on which all indemnification obligations of Buyer under this Agreement expire).
[Signature page follows]

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

THE GARY-WILLIAMS COMPANY, a Delaware corporation

By: /s/ Ronald W. Williams
Name: Ronald W. Williams
Title: President

GWEC HOLDING COMPANY, a Delaware corporation

By: /s/ Ronald W. Williams
Name: Ronald W. Williams
Title: President

GARY-WILLIAMS ENERGY CORPORATION, a Delaware corporation

By: /s/ Ronald W. Williams
Name: Ronald W. Williams
Title: President

CVR ENERGY, INC., a Delaware corporation

By: /s/ John J. Lipinski
Name: John J. Lipinski
Title: Chief Executive Officer and President

COFFEYVILLE RESOURCES, LLC, a Delaware limited liability company

By: /s/ John J. Lipinski
Name: John J. Lipinski
Title: Chief Executive Officer and President
Signature Page of Stock Purchase and Sale Agreement